Exhibit 10.1

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10170	GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282

Highly Confidential

January 5, 2017

Gartner, Inc.

56 Top Gallant Road

Stamford, Connecticut 06902

Attention: Craig Safian

Project Cobra
Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”) and Goldman Sachs Bank USA (“Goldman Sachs”; Goldman Sachs, together with JPMorgan Chase Bank and any person that becomes a party hereto as a “Commitment Party” as contemplated in Section 2 below, the “Commitment Parties,” “we” or “us”) that Gartner, Inc., a Delaware corporation (the “Borrower” or “you”), intends to acquire (the “Acquisition”) the company you have previously described to us under the code name “Cobra” (the “Target”). You have further advised us that, in connection with the foregoing, you intend to consummate the transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Exhibits attached hereto (such Exhibits, together with this commitment letter, collectively, the “Commitment Letter”).

1.     Commitments.

Based upon the foregoing, on the terms set forth in this Commitment Letter and subject only to the conditions expressly set forth in Exhibit H of this Commitment Letter, (a) JPMorgan Chase Bank is pleased to advise you of its several commitments to provide (i) if the requisite consent of the existing lenders under the Existing Credit Facilities (the “Existing Lenders”) to the Specified Amendment is not obtained under the Existing Credit Facilities on or prior to the Closing Date, 100% of the Backstop Facilities to replace the Existing Credit Facilities upon the terms set forth in the Senior Secured Backstop Facilities Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Backstop Facilities Term Sheet”), (ii) 50% of the aggregate principal amount of the Term Loan B Facility upon the terms set forth in the Term Loan B Facility Summary of Principal Terms and Conditions attached hereto as Exhibit D (the “Term Loan B Facility Term Sheet”), (iii) 50% of the aggregate principal amount of the 364-day Bridge Facility upon the terms set forth in the 364-day Bridge Facility Summary of Principal Terms and Conditions attached hereto as Exhibit E (the “364-day

Bridge Facility Term Sheet”) and (iv) 50% of the aggregate principal amount of the HY Bridge Facility upon the terms set forth in the HY Bridge Facility Summary of Principal Terms and Conditions attached hereto as Exhibit F (the “HY Bridge Facility Term Sheet,” together with the Transaction Description, the Summary of Specified Amendment attached hereto as Exhibit B, the Backstop Facilities Term Sheet, the Term Loan B Facility Term Sheet, the 364-day Bridge Facility Term Sheet, the Senior Unsecured Notes Summary of Principal Terms and Conditions attached hereto as Exhibit G and the Conditions Precedent to the Closing attached hereto as Exhibit H, the “Term Sheets”), (b) Goldman Sachs is pleased to advise you of its several commitments to provide (i) 50% of the aggregate principal amount of the Term Loan B Facility upon the terms set forth in the Term Loan B Facility Term Sheet, (ii) 50% of the aggregate principal amount of the 364-day Bridge Facility upon the terms set forth in the 364-day Bridge Facility Term Sheet and (iii) 50% of the aggregate principal amount of the HY Bridge Facility upon the terms set forth in the HY Bridge Facility Term Sheet.

2.     Titles & Roles.

You hereby appoint (a) JPMorgan Chase Bank to act, and JPMorgan Chase Bank hereby agrees to act as, (i) lead arranger and bookrunner (in such capacities, the “Backstop Lead Arranger”) and the sole administrative agent for the Backstop Facilities, (ii) joint lead arranger and bookrunner (in such capacities, a “Term Loan B Lead Arranger”) and the sole administrative agent for the Term Loan B Facility, (iii) joint lead arranger and bookrunner (in such capacities, a “364-day Bridge Lead Arranger”) and the sole administrative agent for the 364-day Bridge Facility and (iv) joint lead arranger and bookrunner (in such capacities, a “HY Bridge Lead Arranger”) for the HY Bridge Facility; provided that JPMorgan Chase Bank’s responsibilities as lead arrangers and bookrunners for the transactions described in this Agreement may be performed by its affiliate, J.P. Morgan Securities LLC, and (b) Goldman Sachs to act, and Goldman Sachs hereby agrees to act as, (i) joint lead arranger and bookrunner (in such capacities, a “Term Loan B Lead Arranger”) for the Term Loan B Facility, (ii) joint lead arranger and bookrunner (in such capacities, a “364-day Bridge Lead Arranger”) for the 364-day Bridge Facility and (iii) joint lead arranger and bookrunner (in such capacities, a “HY Bridge Lead Arranger”) and the sole administrative agent for the HY Bridge Facility, in each case on the terms set forth in this Commitment Letter and subject only to the applicable conditions expressly set forth in the Exhibits to this Commitment Letter.

You also hereby appoint JPMorgan Chase Bank to act, and JPMorgan Chase Bank hereby agrees to act, as lead arranger and bookrunner (in such capacities, the “Amendment Lead Arranger,” and together with the Backstop Lead Arranger, each Term Loan B Lead Arranger, each 364-day Bridge Lead Arranger and each HY Bridge Lead Arranger, the “Lead Arrangers”) for the arrangement of the Specified Amendment. In its capacity as the Amendment Lead Arranger, JPMorgan Chase Bank agrees to use its commercially reasonable efforts to obtain the requisite consent of the Existing Lenders to the Specified Amendment, it being understood and agreed that (a) the Amendment Lead Arranger shall endeavor to obtain such requisite consent within 45 days after the date hereof and (b) if the requisite consent for the Specified Amendment shall not have been obtained on or prior to the date that is 45 days after the date hereof, JPMorgan Chase Bank may at its discretion cease seeking to obtain the requisite consents for the Specified Amendment. You acknowledge that this Commitment Letter is neither

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an expressed nor an implied commitment by the Amendment Lead Arranger or any of its affiliates to consummate the Specified Amendment (or any part thereof) or to hold or purchase any existing loans or commitments under the Existing Credit Facilities in order to facilitate the consummation of the Specified Amendment (or any part thereof), nor is it a guarantee with respect to the outcome of the Specified Amendment. The obligations of the Amendment Lead Arranger to endeavor to arrange the requisite consent to the Specified Amendment shall not require the Amendment Lead Arranger or any of its affiliates to share any of the fees payable to it in connection with the Transactions (or otherwise expend any amounts) in order to achieve such consents.

On or prior to the date that is fifteen (15) calendar days after the date of this Commitment Letter (or such later date as the Commitment Parties may agree), you may appoint up to four additional financial institutions as agents, co-agents, lead arrangers, bookrunners, managers or arrangers and up to three more additional financial institutions as co-managers (but not as lead arrangers or bookrunners) in respect of the Facilities and the Specified Amendment (any such financial institution, an “Additional Arranger”) and/or confer additional titles in respect of the Facilities and the Specified Amendment on the Additional Arrangers in a manner and with economics determined by you in consultation with us; provided that: (i) each such Additional Arranger or its affiliates shall commit to a pro rata portion of each Facility, based on the percentage of economics that can be reallocated as provided below (and the economics allocated to such Additional Arranger or its affiliates with respect to any Facility will be proportionate to the percentage of such Facility committed to be provided by such Additional Arranger and its affiliates); provided that no Additional Arranger shall be required to commit to a portion of the Backup Facilities; (ii) the Commitment Parties’ commitments hereunder are reduced ratably by the aggregate amount of the commitments allocated to the Additional Arrangers; (iii) no Additional Arranger shall be allocated a greater percentage of the commitments with respect to any Facility (and corresponding compensatory economics) than JPMorgan Chase Bank and Goldman Sachs, respectively; (iv) not more than 30% of the aggregate commitments (and corresponding compensatory economics) with respect to the 364-day Bridge Facility shall be so allocated and not more than 35% of the aggregate commitments (and corresponding compensatory economics) with respect to each of the Term Loan B Facility and the HY Bridge Facility shall be so allocated; (v) no Additional Arranger or its affiliates shall be allocated a greater percentage of the compensatory economics in respect of the Specified Amendment than the percentage of compensatory economics allocated to it, in accordance with the foregoing provisions, in respect of the Facilities; (vi) such Additional Arrangers shall assume the obligations of the “Commitment Parties” and, if applicable, the “Lead Arrangers” hereunder on terms reasonably acceptable to the Commitment Parties and you (including the execution and delivery by such Additional Arrangers of customary joinder documentation) and, thereafter, each such Additional Arranger shall constitute a “Commitment Party” and, if applicable, a “Lead Arranger” under this Commitment Letter and under the Arranger Fee Letter (as defined below); and (vii) no Additional Arrangers shall be permitted with respect to the Backstop Facilities. The commitments and other obligations of the Commitment Parties hereunder are several and not joint. Subject to the second preceding sentence, no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter or the Fee Letters (as defined below)) will be paid by you or your

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subsidiaries to any Lender as consideration for its participation in the Facilities or to any Existing Lender as consideration to its consent to the Specified Amendment, in each case, unless you and we shall so agree. It is further agreed that JPMorgan Chase Bank will have “left” placement and Goldman Sachs will have “right” placement in any marketing materials or other documentation used in connection with the Term Loan B Facility and the 364-day Bridge Facility and that Goldman Sachs will have “left” placement and JPMorgan Chase Bank will have “right” placement in any marketing materials or other documentation used in connection with the HY Bridge Facility and the Notes. Additional Arrangers are to be listed in alphabetical order beneath JP Morgan Chase Bank and Goldman Sachs on any marketing materials used in connection with the Facilities and the Notes.

3.     Syndication.

The Commitment Parties reserve the right, prior to or after the execution of the definitive documentation for the Facilities, to syndicate the Facilities to one or more financial institutions or other lenders in consultation with and reasonably acceptable to you (together with the Commitment Parties, the “Lenders”), it being understood that the Permitted Lenders (as defined below) are reasonably acceptable to you, and it being understood that the Facilities may be separately syndicated. The Commitment Parties agree not to syndicate the Facilities to, or assign their commitments under the Facilities to, (a) certain banks, financial institutions and other institutional lenders that have been specified by you in writing to the Lead Arrangers at any time prior to the date hereof, (b) any of your competitors that have been specified to the Lead Arrangers by you in writing before the Closing Date or to the applicable Administrative Agent by you in writing after the Closing Date at any time and from time to time and (c) in the case of each of clauses (a) and (b), any of their respective affiliates (other than any bona fide debt funds) that are either (x) identified in writing to the Lead Arrangers or, after the Closing Date, the applicable Administrative Agent by you from time to time or (y) clearly identifiable as affiliates of such persons on the basis of such affiliate’s name (the foregoing persons, collectively, the “Disqualified Lenders”), it being understood and agreed that the foregoing provisions shall not apply retroactively to disqualify any person that shall have become a Disqualified Lender after the date of the launch of the general syndication for any Facility if such person shall have become a Lender or participant (or shall have been allocated a commitment as part of the general syndication of such Facility) prior thereto, but shall disqualify such person from taking any further assignment or participation thereafter). Notwithstanding our right to syndicate the Facilities and to receive commitments with respect thereto, other than as expressly provided in the final paragraph of Section 2 above, (A) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities until after the Closing Date has occurred, (B) no assignment or novation shall become effective (as between you and any of us) with respect to all or any portion of any Commitment Party’s commitments in respect of the Facilities until the initial funding of the Facilities by such Commitment Party and (C) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Closing Date has occurred. For purposes of this Commitment Letter, “Permitted Lender” shall mean (i) a Commitment Party

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and any of its controlled affiliates, (ii) any person that (A) is an Existing Lender as of the date hereof or (B) is a commercial or investment bank or an insurance company that, in each case under this clause (B), at the time of such assignment has a long-term senior unsecured, non-credit enhanced debt rating of at least BBB by Standard & Poor’s Financial Services LLC (“S&P”) or Baa2 by Moody’s Investors Service, Inc. (“Moody’s”) and is not a Disqualified Lender or (iii) any other person to which you shall have consented in writing.

Until the earlier to occur of (a) the date on which a Successful Syndication (as defined in the Arranger Fee Letter) shall have occurred and (b) 60 days after the Closing Date (such period, the “Syndication Period”), you agree to assist us in arranging the Specified Amendment and completing syndications of the Facilities that are reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (i) your using commercially reasonable efforts to ensure that the arrangement and syndication efforts benefit from your and your subsidiaries’ existing banking relationships and, to the extent practical and appropriate, the existing banking relationships of the Target and its subsidiaries, (ii) direct contact between your senior management, on the one hand, and the Existing Lenders and the proposed Lenders, on the other hand (and subject to your rights under the Acquisition Agreement (as defined in Exhibit A hereto), your using commercially reasonable efforts to ensure such contact between the senior management of the Target, on the one hand, and the Existing Lenders and the proposed Lenders, on the other hand), at such times during normal business hours as are mutually agreed, (iii) your assistance (and subject to your rights under the Acquisition Agreement, your using commercially reasonable efforts to cause the Target and its subsidiaries to assist) in prompt preparation of customary confidential information memoranda (the “Confidential Information Memoranda”) and other customary marketing materials to be used in connection with the arrangement and syndication efforts by providing information and other customary materials reasonably requested by us in connection therewith (such marketing materials and the Confidential Information Memoranda, collectively, with the Term Sheets and the information and projections referred to in the next succeeding paragraph, the “Information Materials”), (iv) the hosting, with the Lead Arrangers, of one or more meetings of and conference calls with the Existing Lenders and the prospective Lenders, at times and locations mutually agreed upon and upon reasonable advance notice (provided that, without your consent, there shall be no more than one general bank meeting for the Facilities (other than the Term Loan B Facility) and one general bank meeting for the Term Loan B Facility), (v) your ensuring that there are not any competing issues of debt securities or commercial bank or other credit facilities (including incremental commitments or loans or extensions of existing commitments or loans) of you or your subsidiaries (and, subject to your rights under the Acquisition Agreement, your using commercially reasonable efforts to ensure the same with respect to the Target and its subsidiaries) offered, placed, announced or arranged (excluding the Facilities, the Notes or any other debt securities issued for the purpose of consummating the Acquisition), to the extent such offering, placement, announcement or arrangement could reasonably be expected to materially impair the arrangement of the Specified Amendment, the primary syndication of the Facilities or the marketing of the Notes, in each case, without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed) (it being understood that the Borrower’s and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities (other than any new or incremental revolving credit facilities), borrowings under existing facilities (other than under any incremental commitments established or extended under such facilities after the date hereof) and

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ordinary course capital leases, purchase money and equipment financings, and any indebtedness of the Target and its subsidiaries permitted to be incurred and remain outstanding pursuant to the Acquisition Agreement will not, in each case, be deemed to materially impair the arrangement of the Specified Amendment, the primary syndication of the Facilities or the marketing of the Notes), and (vi) prior to the launch of the syndication of the Facilities and the commencement of the marketing period for the Notes, using your commercially reasonable efforts to (x) obtain an updated monitored public corporate credit rating from S&P and an updated monitored public corporate family rating from Moody’s, in each case, with respect to the Borrower and (y) obtain public ratings of the Term Loan B Facility, the 364-day Facility and the Notes from each of S&P and Moody’s. Such assistance shall also include, in respect of the Specified Amendment, your cooperating with the Amendment Lead Arranger in seeking to obtain the requisite consent of the Existing Lenders to the Specified Amendment (including, without limitation, by negotiating in good faith the terms of the Specified Amendment (including considering in good faith such amendments of the Existing Credit Facility as may be reasonably requested by the Existing Lenders in respect of the Acquisition and the Target and its subsidiaries and such assignments under the Existing Credit Facility as the Amendment Lead Arranger may request be made to facilitate obtaining such requisite consent) and your entering into the Specified Amendment at such time as the Amendment Lead Arranger shall advise you that the Existing Lenders are willing to provide the requisite consent thereto. Without limiting your obligations to assist with arrangement and syndication efforts as set forth above, each Commitment Party agrees that neither the obtaining of the requisite consent to the Specified Amendment nor the commencement or the completion of the syndication of any Facility or the receipt of any rating referred to above is a condition to its commitment hereunder. The financial statements identified in paragraphs 3, 4 and 5 of Exhibit H hereto are the only financial statements the delivery of which are conditions to the availability of the Facilities.

The Lead Arrangers will manage, in consultation with you, all aspects of the syndication of the Facilities and the arrangement of the Specified Amendment, including, without limitation, selection of Lenders, determination of when the Lead Arrangers will approach the Existing Lenders or potential Lenders and the time of acceptance of the Lenders’ commitments or the Existing Lenders’ consents and any naming rights, and will, subject to your consent in the case of any Lender that is not a Permitted Lender, determine the Lenders whose commitments will be accepted, the final allocations of the commitments among the Lenders and the amount and distribution of fees among the Existing Lenders and the Lenders. To assist the Lead Arrangers in their syndication and arrangement efforts, you agree promptly to prepare and provide to the Lead Arrangers (and, subject to your rights under the Acquisition Agreement, to use commercially reasonable efforts to cause the Target to prepare and provide to the Lead Arrangers) all customary information with respect to you, the Target and your and its subsidiaries and the Transactions, including, without limitation, all customary financial information and the projections of and other forward-looking information with respect to you, the Target and your and its subsidiaries after the Transactions (the “Projections”), that the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities and the arrangement of the Specified Amendment.

You acknowledge that (a) subject to the confidentiality obligations contained herein, the Commitment Parties on your behalf will make available the Information Materials

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and other information relating to the Specified Amendment and the Facilities, including drafts and final definitive documentation with respect thereto, to the Existing Lenders and the proposed Lenders by posting the Information Materials and such other information on IntraLinks, SyndTrak, Datasite or another similar electronic system, in accordance with the Lead Arrangers’ standard syndication practices (including hard copy and via electronic transmissions), it being understood and agreed that all information so disseminated or provided shall continue to be subject to the terms of any written confidentiality agreements heretofore or hereafter executed by the Lead Arrangers and the confidentiality provisions set forth herein, and (b) certain Existing Lenders and prospective Lenders (such Lenders, “Public Lenders”; all other Existing Lenders or Lenders, “Private Lenders”) may have personnel that do not wish to receive Private Lender Information (as defined below). If requested, you agree to assist in the preparation of a version of the Confidential Information Memoranda (and related marketing materials) and presentations to be distributed to Public Lenders in connection with the arrangement of the Specified Amendment and the syndication of the Facilities consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, your subsidiaries, the Target or its subsidiaries or any securities of any of the foregoing for purposes of the United States Federal or state securities laws (the information and documentation described in clauses (i) and (ii) being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” It is understood that in connection with your assistance described above, customary authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of such Confidential Information Memorandum to the Existing Lenders or prospective Lenders, containing a representation from you to the Lead Arrangers that the public-side version does not include any Private Lender Information and a customary “10b-5” representation consistent with Section 6 below (and you shall, subject to your rights under the Acquisition Agreement, use commercially reasonable efforts to cause the Target to deliver customary authorization letters containing such representations from the Target to the Lead Arrangers, it being understood that the customary “10b-5” representation by the Target, in the case of authorization letters delivered by the Target, shall not be qualified by knowledge), and exculpating (x) the Commitment Parties and their respective affiliates with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related marketing material by the recipients thereof and (y) you or your subsidiaries with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum. You agree that the Commitment Parties on your behalf may distribute the following documents to all Public Lenders and Private Lenders (other than Disqualified Lenders), unless, after having been given a reasonable opportunity to review such documents, you advise the Commitment Parties that such material should only be distributed to Private Lenders: (a) drafts and final definitive documentation with respect to the Facilities and the Specified Amendment; (b) administrative materials prepared by the Lead Arrangers for the Existing Lenders or prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Facilities or the Specified Amendment. If you advise us in writing that any of the foregoing items should be distributed only to Private Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. At our request, you shall designate information to be distributed solely to Public Lenders by clearly and

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conspicuously designating the same as “PUBLIC” (it is understood that you shall not otherwise be under any obligation to designate information as “PUBLIC”).

For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on you or your affiliates.

4.     Fees.

As consideration for our commitments hereunder and our undertakings to arrange, manage, structure and syndicate the Facilities and arrange the Specified Amendment, you agree to pay to us the fees and fulfill the other obligations set forth in the Term Sheets and in the arranger fee letter among us and you dated the date hereof (the “Arranger Fee Letter”) and each of the administrative agent fee letters among you and JPMorgan Chase Bank and Goldman Sachs, respectively, dated the date hereof (the “Administrative Agent Fee Letters” and, together with the Arranger Fee Letter, the “Fee Letters”).

5.     Conditions Precedent.

Our commitments and agreements hereunder are subject solely to the satisfaction or waiver of the applicable conditions expressly stated in Exhibit H hereto; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letters and the Loan Documents (as defined below)) other than those that are expressly stated in Exhibit H (and upon satisfaction or waiver of such conditions, the initial funding under the Facilities shall occur). Notwithstanding anything in this Commitment Letter, the Fee Letters, the Loan Documents or any other letter agreement or other undertaking to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (i) the Acquisition Agreement Representations (as defined below) and (ii) the Specified Representations (as defined below) and (b) the terms of the Loan Documents shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the applicable conditions expressly set forth in Exhibit H hereto are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent any collateral (including the grant or perfection of any security interest, other than (x) the delivery of certificates evidencing equity interests for the Borrower’s wholly-owned direct and indirect material U.S. subsidiaries (which are not direct or indirect subsidiaries of entities not organized in the U.S.), including the Target, to the extent certificated and required to be pledged as set out in the Term Sheets, but not including equity interests of the Target’s subsidiaries and (y) any Collateral the security interest in which may be perfected by the filing of a Uniform Commercial Code financing statement for entities organized in the U.S.) referred to in the Term Sheets is not or cannot reasonably be provided on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision of such collateral and perfection therein shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but may instead be provided or perfected within 45 days after the Closing Date (in each case, subject to extensions to be reasonably agreed upon by the applicable Administrative Agent)). For purposes of the foregoing, (A) “Acquisition Agreement Representations” means such

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representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your applicable subsidiaries) have the right (taking into account any applicable cure periods) to terminate your (or its) obligation to consummate the Acquisition under the Acquisition Agreement or the right not to consummate the Acquisition pursuant to the Acquisition Agreement as a result of a breach of such representations and warranties, and (B) “Specified Representations” means the representations and warranties of the Loan Parties set forth in the Loan Documents relating to corporate or other organizational existence of the Loan Parties, organizational power and authority (as to execution, delivery and performance of the Loan Documents) of the Loan Parties, the due authorization, execution, delivery and enforceability of the Loan Documents by the Loan Parties, in each case as it relates to entering into and performance of the Loan Documents against or by the Loan Parties, the Loan Documents not conflicting with the Loan Parties’ respective organizational documents, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its restricted subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate substantially in the form set forth in Exhibit I hereto), Federal Reserve margin regulations, Investment Company Act status, subject to permitted liens and the limitations set out in the preceding sentence, the creation, validity and perfection of the security interests granted in the collateral (solely in the case of the Backstop Facility and the Term Loan B Facility,), compliance with Patriot Act and use of proceeds not violating OFAC and FCPA. The provisions in this Section 5 are referred to as the “Limited Conditionality Provisions.” For the avoidance of doubt, “Loan Documents” as used in this Commitment Letter shall mean (i) if the Specified Amendment is not obtained prior to the Closing Date, the Backstop Documentation, the Term Loan B Documentation, the 364-day Bridge Documentation and the HY Bridge Documentation and (ii) if the Specified Amendment is obtained prior to the Closing Date, the Term Loan B Documentation, the 364-day Bridge Documentation and the HY Bridge Documentation only.

6.     Information.

You hereby represent and warrant (but the accuracy of such representation and warranty shall not be a condition to the commitments hereunder, the arrangements of the Specified Amendment or the funding of the Facilities) that (a) all written information (other than the Projections, estimates and information of a general economic, forward looking or industry nature and limited to your knowledge prior to the Closing Date as to the Target and its subsidiaries) (the “Information”) that has been or will be made available to the Commitment Parties by you or any of your representatives or affiliates on your behalf, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, as the case may be, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (when taken as a whole and after giving effect to all supplements and updates thereto) and (b) the Projections that have been made or will be made available to the Commitment Parties by you or any of your representatives or affiliates on your behalf and that have or will be made available to us or any Lender in connection with the Transactions have been or will be, as the case may be, prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time so made available (it being recognized by us that such Projections are subject to significant

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uncertainties and contingencies, many of which are beyond your control, are not to be viewed as facts, that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material, and that no assurance can be given that any projection will be realized). You agree to supplement the Information and the Projections from time to time until the later of the Closing Date and the completion of the Syndication Period, so that the representations and warranties in the preceding sentence each remain correct. In arranging the Facilities and the Specified Amendment, including the syndication of the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

7.     Expenses.

Subject to and contingent upon Closing, you agree to pay or reimburse each Commitment Party for all reasonable and documented out-of-pocket fees and expenses (including, without limitation, expenses of such Commitment Party’s due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of outside counsel identified in the Term Sheets and one local counsel (limited to a single firm of counsel for all of the Commitment Parties) retained in any material relevant jurisdiction to the extent reasonably necessary) incurred by such Commitment Party or its affiliates (whether incurred before or after the date hereof) in connection with the Facilities and the Specified Amendment and the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letters, the Loan Documents and any security arrangements in connection therewith and any such fees and expenses incurred in connection with the enforcement of any of the Commitment Parties’ rights and remedies hereunder. The provisions of this Section 7 will be superseded by the definitive documentation for the Facilities.

8.     Indemnification.

You agree to indemnify and hold harmless each Commitment Party and its affiliates and each Commitment Party’s and its affiliates’ respective officers, directors, employees, advisors, agents, other representatives, controlling persons, members, partners and successors and permitted assigns (each Commitment Party and each such other person being an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Term Sheets, the Transactions and the other transactions contemplated hereby, the Specified Amendment, the Facilities, the use of proceeds therefrom and any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto and regardless of whether a Proceeding is brought by a third party or by you, the Target or any of your or its respective affiliates or equity holders or any other person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or testifying in connection with any of the foregoing (limited, in the case of legal expenses, to one counsel to the Indemnified Persons taken as a whole and, if reasonably necessary, one local counsel in each relevant material jurisdiction and, in the case of a conflict of interest, one additional counsel (and one additional counsel in each relevant material jurisdiction)

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to each group of affected Indemnified Persons similarly situated, taken as a whole; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (a) to the extent they have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct, bad faith or gross negligence of such Indemnified Person, or material breach by such Indemnified Person of its obligations under this Commitment Letter or the Loan Documents, or (b) that have resulted from any dispute solely among the Commitment Parties not arising from any act or omission by the Borrower, the Target or their respective affiliates, other than any proceeding against an Indemnified Person in its capacity or fulfilling its role as an administrative agent, arranger or other agent or any similar role under the Facilities or in respect of the Specified Amendment, provided further that such Indemnified Person shall promptly repay to you all expense reimbursements previously made pursuant to this paragraph to the extent that such Indemnified Person is finally determined by a court of competent jurisdiction not to be entitled to indemnification hereunder as contemplated by the preceding proviso of this paragraph. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have been determined in a final, non-appealable judgment of a court of competent jurisdiction to result from the willful misconduct, bad faith or gross negligence of such Indemnified Person, or (ii) any special, indirect, consequential or punitive damages in connection with its activities related to this Commitment Letter, the Specified Amendment, the Facilities or the use of proceeds thereunder.

You shall not be liable for any settlement of any Proceedings effected without your prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), but if settled with your prior written consent or if there is a judgment by a court of competent jurisdiction in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably conditioned, withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality and non-disparagement provisions. Except to the extent arising from your indemnification and expense reimbursement obligations under this Commitment Letter, the Loan Documents or any other written agreement to which any such person is a party, in no event shall you, the Target and your and its respective subsidiaries and affiliates be liable for special, indirect, consequential or punitive damages.

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9.     Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letters and the contents thereof or this Commitment Letter and the Term Sheets and the contents hereof and thereof, to any person without prior written approval of the Commitment Parties (not to be unreasonably conditioned, withheld or delayed), except that you may disclose (a) this Commitment Letter, the Term Sheets, the Fee Letters and the contents hereof and thereof (i) to your officers, directors, agents, employees, attorneys, accountants and advisors, in each case in connection with the Transactions on a confidential and need-to-know basis, and (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule, regulation or compulsory legal process or as requested by a governmental authority based on the reasonable advice of your legal counsel (in which case you agree to provide prompt written notice thereof, such notice to be provided in advance to the extent permitted by applicable law), (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof and the Fee Letters and the contents thereof on a redacted basis, with such redaction to be reasonably acceptable to the Commitment Parties, to the Target and its and its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheets to any rating agency and Existing Lenders and potential Lenders in connection with the Transactions and (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheets in any public filing or prospectus or private placement offering documents in connection with the Acquisition or the financing thereof. In addition you may disclose (i) the aggregate amount of fees and other compensation under the Fee Letters (but without disclosing any specific fees, flex or other economic terms set forth therein) aggregated with the other fees and compensation for the Transactions as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions in any syndication of a Facility or in any prospectus or offering memorandum related to the Notes or any other securities issued in lieu of any Facility or in any filings with (including documents furnished to) the Securities Exchange Commission to the extent required by law or regulation, in each case to the extent customary, and (ii) the Fee Letters and the contents thereof on a confidential basis after the Closing Date to the Borrower’s auditors for customary accounting purposes, including accounting for deferred financing costs.

Notwithstanding anything herein to the contrary, you (and any employee, representative or other agent of yours) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letters and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or any Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letters is the purported or claimed U.S. Federal income tax treatment of such

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transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

We shall use all material non-public information received by us in connection with the Acquisition and the other transactions contemplated by this Commitment Letter solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information, and shall not disclose such information to any third party or circulate or refer publicly to such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies on a confidential basis, (b) to any Existing Lenders, Lenders or participants, prospective Lenders or participants or any direct or indirect contractual counterparties (or prospective counterparties) to any swap or derivative transaction relating to you or the other Loan Parties’ and your or their obligations under the Existing Credit Facilities or the Facilities, (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we agree to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, such notice to be provided in advance to the extent permitted by applicable law), (d) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over us or our affiliates (in which case we agree to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you to the extent lawfully permitted to do so), (e) to our officers, directors, agents, employees, attorneys, accountants and advisors (collectively, “Representatives”) who need to know such information, are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of our respective affiliates and their respective Representatives who need to know such information, are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (provided that we shall be responsible for our affiliates’ compliance with this paragraph), solely in connection with the Acquisition and the other transactions contemplated by this Commitment Letter, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or Representatives in breach of this Commitment Letter, or to the extent any such information is developed independently by us as evidenced by our written records and without the use of any confidential information, (h) to the extent such information was already in our possession as evidenced by our written records prior to any duty or other undertaking of confidentiality entered into in connection with the Transactions, or otherwise, (i) for purposes of establishing a “due diligence” defense or in connection with the exercise of any rights or remedies and (j) to the extent that you have consented in writing prior to such disclosure; provided that the disclosure of any such information to any Existing Lenders, any Lenders or prospective Lenders, participants or prospective participants or derivative counterparties or prospective derivative counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Existing Lender, Lender or prospective Lender, participant or prospective participant or derivative counterparty or prospective derivative counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as set forth in the Existing Credit Facility or as agreed in any confidential information memorandum or other marketing

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materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. In addition, each Commitment Party may disclose the existence of the Facilities and the information about the Facilities and the Specified Amendment to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Facilities or the Specified Amendment. Subject to the termination provisions hereof, our obligations under this paragraph shall automatically expire upon the earlier of execution and delivery of the Loan Documents and the first anniversary of the date hereof. For the avoidance of doubt, in no event shall any disclosure of such information referred to above be made to any Disqualified Lender.

In consultation with you, any of the Commitment Parties may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet as it may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of you, the Target and your and its affiliates (or any of them), and the amount, type and closing date of the Facilities or the Specified Amendment, all at such Commitment Party’s expense.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of their other relationships with you in connection with the performance by them and their affiliates of services for other companies, and the Commitment Parties and their respective affiliates will not furnish any such information to such other companies. By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer. You also acknowledge that no Commitment Party, nor any of its affiliates, has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or your or its subsidiaries, confidential information obtained by such Commitment Party and its affiliates from other companies.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Facilities, the Specified Amendment and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with the financing transactions contemplated hereby, each of the Commitment Parties has been, is and will be acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for you, the Target or any of your or its affiliates, stockholders, creditors or employees or any other

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person, (v) the Commitment Parties have not assumed and will not be deemed to assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby (irrespective of whether any Commitment Party has advised, is currently advising or will advise you, your equityholders or affiliates on other matters), and the Commitment Parties have no obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and the Engagement Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. You hereby agree that you will not assert any claim against the Commitment Parties based upon any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter. No Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment Letter and the Term Sheets and you have consulted with your own legal, accounting, regulatory and tax advisors to the extent you have deemed it appropriate to do so.

As you know, Goldman, Sachs & Co. has been retained by you (or one of your affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. The parties hereto agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and Goldman, Sachs & Co. and its affiliates’ relationships with you as described and referred to herein, on the other.

10.   Termination.

Our commitments and undertakings hereunder shall terminate in their entirety automatically without further notice or action by us on the first to occur of (a) the date which is five (5) business days after July 5, 2017; provided that in the event that the “End Date” under the Acquisition Agreement shall have been extended to a later date pursuant to the provisos to Section 8.01(b)(i) thereof, the date in this clause (a) shall be extended to such later date (but, in any event, no later than October 5, 2017), (b) the date of the closing of the Acquisition, effective immediately following such closing, with or without the use of any portion of the Facilities, and (c) the termination of the Acquisition Agreement in accordance with the terms thereof (such earliest date, the “Termination Date”). Notwithstanding the foregoing, upon the effectiveness of the Specified Amendment, the commitments and any other obligations of the Commitment Parties in respect of the Backstop Facility or the Specified Amendment (or any part thereof) shall be terminated and have no further force or effect without any further action by the Commitment Parties or you.

Notwithstanding anything in this Section 10 to the contrary, the termination of any commitment pursuant to this Section 10 does not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter that occurred prior to such termination.

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The Fee Letters and the compensation, reimbursement, indemnification, syndication, information, jurisdiction, absence of agency or fiduciary relationship, conflicts of interest, governing law, venue, waiver of jury trial and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality, compensation, jurisdiction, waiver of jury trial, governing law, venue, absence of agency or fiduciary relationship, conflicts of interest, information and assistance to be provided in connection with the syndication of the Facilities) shall automatically terminate and be superseded to the extent of any corresponding provisions of the Loan Documents covering substantially the same subject matter upon the execution and delivery thereof, and you shall automatically be released from all liability hereunder in connection therewith at such time.

11.   Miscellaneous.

This Commitment Letter and the commitments and undertakings hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment without such consent shall be void and of no effect; provided, however, each Commitment Party may assign its commitment and other rights and obligations hereunder, in whole or in part, (a) to any of its affiliates (including, for the avoidance of doubt, assignments between JPMorgan Chase Bank and JPMorgan Securities or Goldman Sachs), (b) as provided in Section 2 hereof, to any Additional Arranger or its affiliates and (c) subject to Section 2 and 3 hereof, in connection with the syndication of the Facilities or the arrangement of the Specified Amendment; provided that, except for (i) assignments between JPMorgan Chase Bank and JPMorgan Securities or Goldman Sachs and Goldman Sachs Lending Partners LLC and (ii) assignments to any Additional Arranger, such Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein. Any assignment in violation of the foregoing shall be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto and the Indemnified Persons and is not intended to confer any benefits upon, or create any rights in favor of or be enforceable by, any person other than the parties hereto and the Indemnified Persons, except that the Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates or branches and the provisions of Section 9 shall apply with equal force and effect to any of such affiliates or branches so performing any such duties or activities.

12.   Governing Law; Waiver of Jury Trial; etc.

This Commitment Letter and the Fee Letters shall be governed by and construed in accordance with the laws of the State of New York; provided that the laws of the State of Delaware shall govern in determining (i) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, (ii) whether a Company Material Adverse Effect (as defined in the Acquisition Agreement) has occurred

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and (iii) accuracy of any Acquisition Agreement Representations. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Commitment Letter, the Fee Letters, each element of the Transactions or the performance by us or any of our affiliates of the services contemplated hereby. In addition, with respect to any action, proceeding or counterclaim arising out of or relating to this Commitment Letter, the Fee Letters, the Transactions or the performance by us or any of our affiliates of the services contemplated hereby, the parties hereto hereby irrevocably: (a) submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in the City of New York, New York; (b) agree that, subject to the final sentence of this paragraph, all claims with respect to such action or proceeding may be heard and determined exclusively in such New York State or Federal court; (c) waive the defense of any inconvenient forum to such New York State or Federal court; (d) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law; and (e) consent to service of process by mailing or delivering a copy of such process to such party at its address set forth in Section 15 hereof and agree that such service shall be effective when sent or delivered. Nothing in this Commitment Letter shall affect any right that any Commitment Party or any of its affiliates may otherwise have to bring any action or proceeding relating to this Commitment Letter and the Transactions against you or your properties in the courts of any jurisdiction.

13.   Amendments; Counterparts; etc.

No amendment or waiver of any provision hereof (including the Term Sheets) or of a Fee Letter shall be effective unless in writing and signed by each of the parties hereto or thereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter (including the Term Sheets) and the Fee Letters are the only agreements among the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in pdf or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

14.   PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be extended and in effect from time to time, the “PATRIOT Act”), each Commitment Party is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow the Commitment Parties to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in

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accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

15.   Notices.

Any notice given pursuant to this Commitment Letter shall be mailed or hand delivered in writing, if to (a) you, at your address set forth on page one hereof and (b) JPMorgan Chase Bank or Goldman Sachs at their respective addresses set forth on page one hereof.

Each of the parties hereto agrees that this Commitment Letter and the Fee Letters are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Facilities and the Specified Amendment by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to the conditions precedent set forth in Exhibit H hereto.

If the foregoing proposal is acceptable to you, please so confirm by signing and returning to us executed counterparts of this Commitment Letter and the Fee Letters. Unless we receive your executed counterparts hereof and thereof by 11:59 p.m., New York City time, on January 6, 2017, our offer hereunder will automatically expire at such time without further action or notice.

[Signature pages follow.]

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We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ D. Scott Farquhar
	Name:	D. Scott Farquhar
	Title:	Executive Director

GOLDMAN SACHS BANK USA

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above:

GARTNER, INC.

By:	/s/ Craig Safian
Name: Craig Safian
Title: Chief Financial Officer

[Signature Page to Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Cobra
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.

Pursuant to the terms of that certain Agreement and Plan of Merger dated as of the date of the Commitment Letter, among the Borrower, a certain newly formed subsidiary of the Borrower party thereto and the Target (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Acquisition Agreement”), the Borrower will acquire the Target (the “Acquisition”).

In connection with the Acquisition, it is intended that:

(a)     (i) The Borrower’s existing revolving credit facility (the “Existing RC Facility”) and existing term loan A facility (the “Existing TLA Facility” and, together with the Existing RC Facility, the “Existing Credit Facilities”) will be amended pursuant to the Specified Amendment as described in Exhibit B to the Commitment Letter and the Existing RC Facility drawn down in an amount to be determined by the Borrower or (ii) the Borrower will obtain a senior secured revolving credit facility (the “RC Backstop Facility”) and a senior secured term loan B facility (the “TLB Backstop Facility” and, together with the RC Backstop Facility, the “Backstop Facilities”) to refinance all the outstanding commitments and loans under the Existing Credit Facility, which will be available to be drawn at the Closing, subject to the satisfaction or waiver of the conditions set forth in the Backstop Facilities Term Sheet.

(b)     The Borrower will obtain a seven-year senior secured term loan B facility (the “Term Loan B Facility,” together with the Existing Credit Facilities or the Backstop Facilities, as applicable, the “Senior Secured Facilities”) in an aggregate principal amount of $1,375 million, which Term Loan B Facility may take the form of an incremental term loan incurred under the Existing Credit Agreement.

(c)     The Borrower will obtain a 364-day senior unsecured bridge facility (the “364-day Bridge Facility”) in an aggregate principal amount of $300 million.

(d)     The Borrower intends to (i) issue and sell senior unsecured notes providing for gross proceeds of up to $600 million on or prior to the Closing Date (the “Notes”) pursuant to a Rule 144A (with or without registration rights) or other private placement; or (ii) to the extent that all or a portion of such offering of Notes providing such amount of gross proceeds has not been entered into on or prior to the Closing Date, obtain up to $600 million in the aggregate (less the amount of any gross proceeds from the issuance of Notes for purposes of consummating the Acquisition) under a senior unsecured bridge loan facility described in Exhibit F (the “HY Bridge Facility” and, together with the Backstop Facilities, the Term Loan B Facility and the 364-day Bridge Facility, the “Facilities”), in each case, the proceeds of which will be used for the purpose of consummating the Acquisition and the Debt Repayment (as defined below).

A-1

(e)     The following indebtedness of the Target and its subsidiaries, in each case as amended, will be repaid or otherwise satisfied and discharged, with all commitments thereunder terminated and all security and guarantees in respect thereof (if any) discharged and released (the “Debt Repayment”):

(1)     Credit Agreement, dated as of July 2, 2012, among the Target, Bank of America, N.A., as administrative agent, collateral agent, swingline lender and L/C issuer thereunder and the lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof; and

(2)     Indenture, dated as of June 9, 2015, among the Target, each of the Guarantors party thereto and Wilmington Trust, National Association, relating to the 5.625% Senior Notes due 2023.

The proceeds of the Term Loan B Facility, 364-day Bridge Facility, HY Bridge Facility and the draw on the Existing RC Facility or the RC Backstop Facility, as applicable will be applied to the Debt Repayment and to pay a portion of the Cash Consideration (as defined in the Acquisition Agreement) and all or a portion of the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and, if the Specified Amendment is not obtained on or prior to the Closing Date, the proceeds of loans under the Backstop Facilities on the Closing Date may be applied to repay loans under the Existing Credit Facilities and to pay the Transaction Costs and letters of credit under the Backstop Facilities may be used to replace, backstop or, subject to the consent of the issuer thereof, “grandfather” any letters of credit.

The transactions described above are collectively referred to herein as the “Transactions” and, the date of the consummation of the Acquisition, the “Closing Date.”

A-2

CONFIDENTIAL	EXHIBIT B

Project Cobra

Summary of Specified Amendment

The term “Specified Amendment” refers to the following amendments to the Credit Agreement, dated as of June 17, 2016, by and among Gartner, Inc., JPMorgan Chase Bank N.A., as administrative agent (in such capacity, the “Existing Credit Facilities Administrative Agent”), and the lenders party thereto (the “Existing Credit Agreement”), in each case, in the form to be mutually agreed by the Borrower and the Amendment Lead Arrangers:

(a)	Negative Covenants:

(i)	Section 7.1(a) shall be amended to prohibit the Consolidated Leverage Ratio (as defined in the Existing Credit Agreement) from exceeding (1) 5.25 to 1.00, net of cash up to 50% of Consolidated EBITDA, for the first six fiscal quarters following the Closing Date and (2) thereafter, without the netting of any cash, from exceeding (x) 4.50 to 1.00 or (y) 4.75 to 1.00 for any fiscal quarter during any Acquisition Step-Up Period (as defined in the Existing Credit Agreement).

(ii)	Section 7.1(b) shall be amended to prohibit the Consolidated Secured Leverage Ratio (as defined in the Existing Credit Agreement) from exceeding (1) 4.25 to 1.00, net of cash up to 50% of Consolidated EBITDA, for the first six fiscal quarters following the Closing Date and (2) thereafter, without the netting of any cash, from exceeding (x) 3.50 to 1.00 or (y) 3.75 to 1.00 for any fiscal quarter during any Acquisition Step-Up Period (as defined in the Existing Credit Agreement).

(iii)	Sections 7.2 and 7.3 shall be amended to permit the pre-existing debt of the Target and its subsidiaries (other than any indebtedness required to be repaid or otherwise discharged and satisfied as part of the Debt Repayment) permitted under the Acquisition Agreement to be outstanding on the Closing Date.

(iv)	Section 7.2(o) (Permitted Subordinated Debt and Permitted Senior Unsecured Debt) shall be amended to require pro forma compliance with a Consolidated Leverage Ratio of not more than 5.25 to 1.00 (in addition to pro forma compliance with the covenants set forth in Sections 7.1(b) and (c)).

(v)	A Section 7.2(u) shall be added to permit the incurrence of Indebtedness up to an aggregate principal amount of $25,000,000.
B-1

(vi)	Section 7.6(a)(iv) shall be amended to limit the payment of cash dividends to holders of Permitted Preferred Stock thereunder to no more than $50,000,000.

(vii)	Section 7.6(a)(xi)(ii)(y) and (b)(iii)(y) shall each be amended to require pro forma compliance with a (x) Consolidated Leverage Ratio of not more than 4.25 to 1.00, (y) Consolidated Secured Leverage Ratio of not more than 3.25 to 1.00 and (z) Consolidated Interest Expense Ratio of not less than 3.25 to 1.00.

(viii)	Section 7.8(i)(i) (acquisitions of assets or capital stock) shall be amended to require pro forma compliance with a (x) Consolidated Leverage Ratio of not more than 4.50 to 1.00, (y) Consolidated Secured Leverage Ratio of not more than 3.50 to 1.00 and (z) Consolidated Interest Expense Ratio of not less than 3.25 to 1.00.

(b)	Definitions:

(i)	The definition of “Consolidated EBITDA” shall be amended to provide for add backs for costs and expenses relating to the Transactions and pro forma cost savings based on actions taken or expected to be taken within 24 months of the closing of the Transactions (but subject to a cap of 20% as set forth in the Existing Credit Agreement).

(ii)	The definition of “Consolidated Net Income” shall be amended to provide that any subsidiary or line of business acquired as part of the Transactions that is or becomes a discontinued operation because it is being held for sale shall not be excluded from Consolidated Net Income (it being understood that upon the consummation of the actual sale of such subsidiary or line of business, the results thereof shall be excluded from Consolidated Net Income at the beginning of the applicable period and that, at the time of any calculation of Consolidated Net Income, any debt prepayments expected to be made within 10 business days of consummation of the sale of such asset shall be reflected on a pro forma basis for the purpose of any compliance or ratio test as if such prepayment had occurred at the beginning of the appropriate period (it being understood that if such prepayment is not made within such 10 business day period, Consolidated Net Income shall be recalculated at such time without giving effect to such prepayment).

(iii)	The definition of “L/C Commitment” shall be amended to provide for an aggregate commitment of $75,000,000.
B-2

(iv)	The definition of “Applicable Margin” shall be amended as set out in Exhibit C hereto under the heading “Interest Rates.”

(v)	The definition of “Permitted Acquisition” shall be amended to include a provision permitting the consummation of the Acquisition as contemplated by the Acquisition Agreement.

(vi)	The definition of “Permitted Senior Unsecured Notes” shall be amended by deleting the words “in an aggregate principal amount not exceeding $500,000,000” and replacing them with “to the extent the proceeds of which are used to finance the Acquisition”.

(c)	Other:

(i)	Section 2.1(b)(i) shall be amended to permit establishment of additional incremental revolving commitments in an aggregate amount of up to $750 million and Section 2(b)(i)(A) shall be amended to increase the incremental pro forma compliance to a Consolidated Secured Leverage Ratio not exceeding 3.50 to 1.00.

(ii)	Section 2.1(b) shall be amended to permit incurrence of the Term Loan B Facility as an incremental facility under the Existing Credit Facility, and to permit amendment to the voting, mandatory prepayment and other terms to reflect the terms set out in Exhibit D.

(iii)	Section 5.2 shall be amended so that the only conditions precedent to the extensions of credit by the Lenders to the Transactions shall be those set out in Exhibit H hereto, subject to the Limited Conditionality Provisions; provided that such amendment and the Limited Conditionality Provisions shall only apply to drawings under the Existing RC Facility to the extent that the Specified Amendment has been successfully obtained and each other Facility funded on the Closing Date and the Notes, if applicable, have been fully drawn or issued, as the case may be, and applied to the Transaction Costs.

(iv)	The Existing Credit Agreement shall be amended as follows to permit each of the Term Loan B Facility, the 364-day Bridge Facility, the HY Bridge Facility and the Notes:

1.	Section 7.2 shall be amended to include exceptions to permit the incurrence of the Term Loan B Facility, the 364-day Facility, the HY Bridge Facility and any Indebtedness issued to replace all or a portion of the commitments thereunder, including the Notes, and in each case any refinancing thereof.
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2.	Section 7.3 shall be amended to permit the incurrence of Liens in respect of the Term Loan B Facility and any refinancing thereof.

3.	Sections 7.2 and 7.3 shall be amended to permit the incurrence of the Notes and/or the Term Loan B Facility prior to the Closing Date for the sole purpose of financing the Transaction on the Closing Date and the deposit of the proceeds of the Notes and/or the Term Loan B Facility into escrow (and any related guarantees of interest payments related thereto secured on a pari passu basis with the Existing Credit Facilities) or for such proceeds to be held by the Borrower pending the Closing Date; provided that in the event that the aggregate proceeds of such incurrence exceed $600,000,000, the Borrower shall be required to either (i) reduce the commitments under any committed source of financing intended to finance the Transactions, (ii) reduce the anticipated drawing amount under the Existing RC Facility or the RC Backstop Facility intended to pay Transaction Costs on the Closing Date or (iii) repay amounts outstanding under the Existing RC Facility, in each case, by an amount equal to such excess.

4.	Section 7.5 shall be amended to permit the disposition of any non-core assets acquired as part of the Transactions.

5.	Section 7.6 shall be amended to (i) limit the amount of all Restricted Payments permitted to be made under the Credit Agreement while the 364-day Bridge Facility is outstanding to $50,000,000 and (ii) exclude the 364-day Bridge Facility and the HY Bridge Facility from the restrictions on Restricted Debt Payments (other than repayments of the 364-day Bridge Facility directly funded with the proceeds of any senior secured indebtedness on the date of the incurrence of such senior secured indebtedness, which shall remain restricted under Section 7.6).

6.	Section 7.8 will be amended to add a new clause permitting the consummation of the transaction previously identified to us.

7.	Sections 7.13 and 7.14 shall be amended to permit any restrictions under the Facilities.

(v)	Each of the dollar-based baskets and thresholds set out in Sections 7 and 8 (other than those baskets otherwise addressed in this Exhibit B) shall be increased by 50%.
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(vi)	Additional baskets shall be added to Sections 7.6(a), 7.6(b) and 7.8 permitting Restricted Equity Payments, Restricted Debt Payments and Investments, respectively, up to the “Available Amount”, subject in each case to compliance with a Consolidated Leverage Ratio of not more than 4.75 to 1.00, with the “Available Amount” to include (i) a $100,000,000 “starter basket” and (ii) additional amounts to be based on the unapplied portion of Excess Cash Flow (to be defined as mutually agreed and with the deductions described under “Mandatory Prepayments” in Exhibit C below).

(vii)	Section 5.2(c) of the Guarantee and Collateral Agreement, dated as of June 17, 2016, by Gartner, Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank N.A., as administrative agent shall be amended to add a proviso at the end of the sentence that reads “; provided that no Grantor shall be required to execute any deposit account control agreement or securities account control agreement in favor of the Administrative Agent”.
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CONFIDENTIAL	EXHIBIT C

Project Cobra

Senior Secured Backstop Facilities

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached or the other Exhibits to the Commitment Letter.

Borrower:	Gartner, Inc., a Delaware corporation (the “Borrower”).

Lead Arrangers and Bookrunners:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”) and each other financial institution appointed as a lead arranger and/or bookrunner pursuant to the terms of the Commitment Letter (collectively, the “Backstop Lead Arrangers”).

Administrative Agent:	JPMorgan Chase Bank will act as sole administrative agent (in such capacity, the “Backstop Administrative Agent”).

Transactions:	As described in Exhibit A to the Commitment Letter.

Lenders:	JPMorgan Chase Bank (or one of its affiliates) and a syndicate of financial institutions and other lenders (the “Backstop Lenders”) arranged by the Backstop Lead Arrangers as contemplated by the Commitment Letter.

RC Backstop Facility:

If the Specified Amendment is not obtained on or prior to the Closing Date, the Backstop Lenders will provide a senior secured revolving credit facility in aggregate principal amount of $500 million (the “RC Backstop Facility”).

Up to $75,000,000 of the RC Backstop Facility will be available in the form of standby letters of credit to be provided by the Commitment Parties (ratably in accordance with their commitments in respect of the RC Backstop Facility under the Commitment Letter) and/or other Backstop Lenders to be mutually agreed that consent to act in such capacity (with the amount of each such Backstop Lender’s commitment to issue letters of credit being as separately agreed by the Borrower and such Backstop Lender, and such commitment to reduce ratably the commitments of the Commitment Parties to issue letters of credit). The obligation of letter of credit issuers under the Backstop Facility to issue, extend, renew or amend any letter of credit shall be subject to the policies and procedures of such letter of credit issuer.

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TLB Backstop Facility:	If the Specified Amendment is not obtained on or prior to the Closing Date, the Backstop Lenders will provide a senior secured term loan B credit facility in aggregate principal amount of $1.2 billion (the “TLB Backstop Facility” and together with the RC Backstop Facility, the “Backstop Facilities”).

Purpose:	The commitments under and the proceeds of the Backstop Facilities will be used to refinance the Existing Credit Facilities, finance the Acquisition, the Debt Repayment and the Transaction Costs.

Availability:	If the Specified Amendment is not obtained on or prior to the Closing Date, the full amount of the Backstop Facilities will be made available on the Closing Date to refinance amounts outstanding under the Existing Credit Facilities and for fees and costs in connection with the Transactions, and the Backstop Facilities will be available after the Closing Date to finance working capital and general corporate purposes.

Ranking:	The Backstop Facilities will rank pari passu with the Term Loan B Facility and other senior secured indebtedness of the Borrower.

Guarantees:	Substantially the same as and limited to those set forth in the Existing Credit Facility. The Target and each of its subsidiaries that would be required to guarantee the Existing Credit Facilities will, subject to the “Guarantee and Collateral Provisions” as set forth in the immediately succeeding paragraph, be required to become guarantors. The Borrower and the guarantors are collectively referred to as the “Loan Parties.”

Guarantee and Collateral Provisions:	Subject to the Backstop Documentation Principles and the Limited Conditionality Provisions, the Borrower’s obligations shall be secured by a perfected first priority security interest in all of the Borrower’s and Target’s tangible and intangible assets, subject to limitations and exclusions which shall be substantially the same as those set forth in the Existing Credit Facilities.

Maturity:	The RC Backstop Facility will mature on June 17, 2021. Loans under the TLB Backstop Facility will mature seven years after the Closing Date, and will be subject to amortization at the rate of 1.00% per annum with a bullet payment at the final maturity thereof.

Interest Rate:	With respect to the TLB Backstop Facility, the Borrower may elect that the loans thereunder bear interest at a rate per annum equal to (a) the Base Rate (as defined in Exhibit D) plus 175.0 basis points or (b) the Adjusted LIBO Rate (as defined in Exhibit D) plus 275.0 basis points.
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With respect to the loans and commitments under the RC Backstop Facility, the interest rates shall be in accordance with the below:

Leverage ˃ 5.00x ˃ 4.50x ˃ 4.00x ˃ 3.50x ˃ 2.75x ˃ 1.75x ˃ 0.75x ≤ 0.75x	Drawn (bps) L + 300.0 L + 250.0 L + 200.0 L + 175.0 L + 150.0 L + 137.5 L + 125.0 L + 112.5	Undrawn (bps) 50.0 40.0 35.0 30.0 25.0 20.0 17.5 12.5

Original Issue Discount:	The TLB Backstop Facility shall be subject to an original discount of 0.50%.

Letter of Credit Fees:	Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Default Rate:	Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Mandatory Prepayment:

Subject to the Backstop Documentation Principles, substantially the same as those set forth in the Existing Credit Facilities and including mandatory prepayments for the following:

(a) with respect to the TLB Backstop Facility only, 100% of the net cash proceeds received by the Borrower or any of its restricted subsidiaries from any Asset Sale or Recovery Event (as defined in the Existing Credit Agreement) consummated after the Closing Date, subject to reinvestment rights and other limitations, provided that such mandatory prepayments shall be shared on a pro rata basis with the equivalent mandatory prepayment requirements under the Term Loan B Facility (whether or not documented as a Combined Term Facility (as defined below)).

(b) 100% of the net cash proceeds received by the Borrower from any debt issuance (other than any indebtedness permitted to be incurred under the Existing Credit Agreement (as modified by the Specified Amendment) (“Permitted Debt”) and the Transactions described in Exhibit A) after the Closing Date; provided that (i) until the first anniversary of the Closing Date no such mandatory prepayments shall be required under this clause (b) with respect to the incurrence of unsecured debt until such amounts are applied in satisfaction of the

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equivalent mandatory prepayment or commitment reduction requirements under the HY Bridge Facility (or the HY Bridge Facility is no longer outstanding), (ii) if the HY Bridge Facility is no longer outstanding or the equivalent mandatory prepayment or commitment reduction requirements with respect thereto have already been satisfied but the 364-day Bridge Facility is outstanding, the Borrower may, in its discretion, apply such proceeds in satisfaction of any equivalent mandatory prepayment or commitment reduction requirements under the 364-day Bridge Facility or to the TLB Backstop Facility pursuant this clause (b) (or any combination of the foregoing) and (iii) if such proceeds are applied to the TLB Backstop Facility pursuant to this clause (b), such mandatory prepayments shall be shared on a pro rata basis with the equivalent mandatory prepayment requirements under the Term Loan B Facility (whether or not documented as a Combined Term Facility).

(c) With respect to the TLB Backstop Facility only, 50% of Excess Cash Flow, subject to (i) reduction to 25% upon the Consolidated Secured Leverage Ratio (as defined in the Existing Credit Agreement) being equal to or less than 3.00 to 1.00 and (ii) elimination upon the Consolidated Secured Leverage Ratio being equal to 2.50 to 1.00, payable within 10 business days after delivery of the annual audited financial statements (starting with the fiscal year ending December 31, 2018); provided that the amount of the prepayment otherwise required from Excess Cash Flow shall be reduced on a dollar for dollar basis by (x) the amount of voluntary prepayments of any long-term indebtedness, including the aggregate amount of any prepayment of the 364-day Bridge Facility and any permanent reductions of the Senior Secured Facility commitments during such fiscal year and, at the option of the Borrower, after year end and prior to the time such Excess Cash Flow Payment is due, (y) internally generated cash (to be defined to exclude the proceeds of financings other than revolver draws) used or contractually committed to be used within a time limit to be agreed for capital expenditures, Permitted Acquisitions (as defined in the Existing Credit Agreement) and other investments, and certain restricted payments, in each case, during such fiscal year and, at the option of the Borrower, after year end and prior to the time such Excess Cash Flow Payment is due and (z) to the extent such Excess Cash Flow is attributable to foreign subsidiaries, amounts that may not be repatriated and applied to prepayments without material adverse tax consequences for

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the Borrower; provided that such mandatory prepayments shall be shared on a pro rata basis with the equivalent mandatory prepayment requirements under the Term Loan B Facility (whether or not documented as a Combined Term Facility).

Any mandatory prepayments required under this paragraph will be applied as directed by the Borrower.

Optional Prepayment:

Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facilities; provided that any voluntary prepayments of the TLB Backstop Facility made in the first six months following the Closing Date in the event of a Repricing Transaction will be subject to a 1.00% prepayment premium.

“Repricing Transaction” means, in connection with a transaction the primary purpose of which is to prepay, refinance, substitute or replace the TLB Backstop Facility or to amend the TLB Backstop Facility to reduce the Yield, (a) the prepayment, refinancing, substitution or replacement of all or a portion of the TLB Backstop Facility with the incurrence of any long-term debt financing by the Borrower or any restricted subsidiaries having a Yield at the time of incurrence thereof that is less than the Yield of such TLB Backstop Facility at the time of such incurrence or (b) any amendment to the credit agreement that, directly or indirectly, reduces the Yield of the TLB Backstop Facility. No “Repricing Transaction” shall be deemed to occur in connection with any change of control, initial public offering or transformative investment or acquisition (each such term to be defined in a manner to be mutually agreed).

“Yield” shall mean, with respect to any indebtedness, the yield thereon, as determined by the Borrower in good faith consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, with upfront fees and original issue discount being equated to interest margins based on an assumed four year life to maturity, but excluding the effect of any ticking, unused line, amendment, arrangement, structuring, syndication, commitment, underwriting or similar fees (regardless of whether paid, in whole or in part, to any or all lenders or holders or other fees not paid generally to all lenders or holders of indebtedness).

Documentation:	The definitive documentation for the Backstop Facilities (the “Backstop Documentation”) will be drafted by counsel to Borrower,
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negotiated in good faith by Borrower and the Commitment Parties and will be based on the Existing Credit Agreement, as in effect on the date of the Commitment Letter but after giving effect to the Specified Amendment, and solely with such other modifications thereto as are required to reflect (a) the terms and conditions set forth in this Exhibit C, (b) scheduled exceptions to the representations and warranties to be subject to the reasonable approval of the Backstop Lead Arrangers, except with respect to any exceptions scheduled to Existing Credit Facilities or otherwise previously disclosed to the Commitment Parties and (c) modifications to the Existing Credit Facilities to account for changes in law or accounting standards or to cure mistakes or defects (it being understood that if a modification of any provision in the definitive documentation is proposed pursuant to this clause (c), but the Borrower and the Backstop Lead Arrangers fail to mutually agree on any modification of such provision in the requisite time period to allow effectiveness on the Closing Date, such provision shall be in the form of the corresponding provision of the Existing Credit Facilities). The Backstop Documentation shall contain only those conditions to borrowing, mandatory prepayments, representations and warranties, affirmative, negative and financial covenants and events of default set forth in this Exhibit C, which, subject to the preceding sentence, shall be substantially consistent with, but no less favorable to the Borrower in any respect than, the Existing Credit Facilities. The TLB Backstop Facility may be documented together with the Term Loan B Facility as a single senior secured term loan b facility with the terms described in this Exhibit C and Exhibit D, as applicable (such facility the “Combined Term Facility”). The principles set forth in this paragraph are referred to as the “Backstop Documentation Principles”.

Conditions Precedent to Closing Date Borrowing:	The availability of the borrowing under the Backstop Facilities on the Closing Date shall only be subject to the Limited Conditionality Provisions and the applicable conditions set forth in Exhibit H to the Commitment Letter.

Conditions Precedent to Borrowings after the Closing Date	Subject to the Backstop Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Representations and Warranties:	Subject to the Backstop Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities, it being understood that the representations and warranties made on the Closing Date will cover the Target and its subsidiaries (in the case of “excluded subsidiaries” of the Target, only to the extent such representations and warranties cover the “excluded subsidiaries” of the Borrower)
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and the Acquisition and the other Transactions.

Affirmative Covenants:	Subject to the Backstop Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities (as modifed by the Specified Amendment).

Negative and Financial Covenants:	Subject to the Backstop Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities (as modified by the Specified Amendment).

Events of Default:	Subject to the Backstop Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Cost and Yield Protection:	Subject to the Backstop Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Assignments and Participation:	Subject to the Backstop Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Voting:	Subject to the Backstop Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Expenses and Indemnification:	Subject to the Backstop Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Governing Law and Forum:	New York, including exclusive New York jurisdiction.

Counsel to Backstop Administrative Agent and Backstop Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Counsel to Borrower:	Sullivan & Cromwell LLP.
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CONFIDENTIAL	EXHIBIT D

Project Cobra

Term Loan B Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit D shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached or the other Exhibits to the Commitment Letter.

Borrower:	Gartner, Inc., a Delaware corporation (the “Borrower”).

Lead Arrangers and Bookrunners:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), Goldman Sachs Bank USA (“Goldman Sachs”) and each other financial institution appointed as a lead arranger and/or bookrunner pursuant to the terms of the Commitment Letter (collectively, the “Term Loan B Lead Arrangers”).

Administrative Agent:	JPMorgan Chase Bank will act as sole administrative agent (in such capacity, the “Term Loan B Administrative Agent”).

Transactions:	As described in Exhibit A to the Commitment Letter.

Lenders:	JPMorgan Chase Bank (or one of its affiliates), Goldman Sachs and a syndicate of financial institutions and other lenders (the “Term Loan B Lenders”) arranged by the Term Loan B Lead Arrangers as contemplated by the Commitment Letter.

Type and Amount of Facility:	A senior secured term loan B facility (the “Term Loan B Facility”) in an aggregate amount of up to $1,375.0 million.

Purpose:	The proceeds of the loans under the Term Loan B Facility will be used to finance in part the Acquisition, the Debt Repayment and the Transaction Costs.

Availability:	The full amount of the Term Loan B Facility must be drawn in a single drawing on the Closing Date concurrently with the consummation of the Acquisition. Amounts repaid or prepaid under the Term Loan B Facility may not be reborrowed.

Ranking:	The Term Loan B Facility will rank pari passu with the Existing Credit Facilities or the Backstop Facilities, as applicable, and other senior secured indebtedness of the Borrower.

Guarantees:	Substantially the same as and limited to those set forth in the Existing Credit Facilities. The Target and each of its subsidiaries that would be required to guarantee the Term Loan B Facility will, subject to the
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“Guarantee and Collateral Provisions” as set forth in the immediately succeeding paragraph, be required to become guarantors. The Borrower and the guarantors are collectively referred to as the “Loan Parties.”

Guarantee and Collateral Provisions:	Subject to the Term Loan B Documentation Principles and the Limited Conditionality Provisions, the Borrower’s obligations shall be secured by a perfected first priority security interest in all of the Borrower’s and Target’s tangible and intangible assets, subject to limitations and exclusions which shall be substantially the same as those set forth in the Existing Credit Facilities.

Maturity:	Loans under the Term Loan B Facility will mature seven years after the Closing Date, and will be subject to amortization at the rate of 1.00% per annum with a bullet payment at the final maturity thereof.

Interest Rate:

The Borrower may elect that the Term Loan B loans bear interest at a rate per annum equal to (a) the Base Rate plus 175.0 basis points or (b) the Adjusted LIBO Rate plus 275.0 basis points.

As used herein:

“Base Rate” shall have the meaning given to “ABR” in the Existing Credit Agreement.

“Adjusted LIBO Rate” shall have the meaning given to “Eurodollar Rate” in the Existing Credit Agreement.

In no event shall the Adjusted LIBO Rate be less than zero or the Base Rate be less than the one-month Adjusted LIBO Rate plus 1.00% per annum.

The Borrower may select, in respect of Eurodollar loans, Interest Periods of one week or one, two, three or six months or such shorter or longer period as may be consented to by each Term Loan B Lender.

Interest will be payable in arrears (a) with respect to each Base Rate Loan, on the first business day of each calendar quarter during the term of such Base Rate Loan and (b) with respect to each Eurodollar Loan, on the last day of the applicable interest period relating thereto; provided that in the event that the interest period for a Eurodollar Loan shall be for a period in excess of three months, then interest shall also be payable on each three month anniversary of the commencement of such interest period.

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Original Issue Discount:	0.50%

Default Rate:	Subject to the Term Loan B Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Mandatory Prepayment:

Subject to the Term Loan B Documentation Principles, substantially the same as those set forth in the Existing Credit Facilities and including mandatory prepayments for the following:

(a) 100% of the net cash proceeds received by the Borrower or any of its restricted subsidiaries from any Asset Sale or Recovery Event consummated after the Closing Date, subject to reinvestment rights and other limitations, provided that such mandatory prepayments shall be shared on a pro rata basis with the equivalent mandatory prepayment requirements under the TLB Backstop Facility (whether or not documented as a Combined Term Facility (as defined in Exhibit C)).

(b) 100% of the net cash proceeds received by the Borrower from any debt issuance (other than Permitted Debt or the Transactions described in Exhibit A) after the Closing Date; provided that (i) until the first anniversary of the Closing Date no such mandatory prepayments shall be required under this clause (b) with respect to the incurrence of unsecured debt until such amounts are applied in satisfaction of the equivalent mandatory prepayment or commitment reduction requirements under the HY Bridge Facility (or the HY Bridge Facility is no longer outstanding), (ii) if the HY Bridge Facility is no longer outstanding or the equivalent mandatory prepayment or commitment reduction requirements with respect thereto have already been satisfied but the 364-day Bridge Facility is outstanding, the Borrower may, in its discretion, apply such proceeds in satisfaction of any equivalent mandatory prepayment or commitment reduction requirements under the 364-day Bridge Facility or to the Term Loan B Facility pursuant this clause (b) (or any combination of the foregoing) and (iii) if such proceeds are applied to the Term Loan B Facility pursuant to this clause (b), such mandatory prepayments shall be shared on a pro rata basis with the equivalent mandatory prepayment requirements under the TLB Backstop Facility (whether or not documented as a Combined Term Facility).

(c) 50% of Excess Cash Flow, subject to (i) reduction to 25%

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upon the Consolidated Secured Leverage Ratio being equal to or less than 3.00x and (ii) elimination upon the Consolidated Secured Leverage Ratio being equal to 2.50x, payable within 10 business days after delivery of the annual audited financial statements (starting with the fiscal year ending December 31, 2018); provided that the amount of the prepayment otherwise required from Excess Cash Flow shall be reduced on a dollar for dollar basis by (x) the amount of voluntary prepayments of any long-term indebtedness, including the aggregate amount of any prepayment of the 364-day Bridge Facility and any permanent reductions of the Senior Secured Facility commitments during such fiscal year and, at the option of the Borrower, after year end and prior to the time such Excess Cash Flow Payment is due, (y) internally generated cash (to be defined to exclude the proceeds of financings other than revolver draws) used or contractually committed to be used within a time limit to be agreed for capital expenditures, Permitted Acquisitions and other investments, and certain restricted payments, in each case, during such fiscal year and, at the option of the Borrower, after year end and prior to the time such Excess Cash Flow Payment is due and (z) solely to the extent such Excess Cash Flow is attributable to foreign subsidiaries, amounts that may not be repatriated and applied to prepayments without material adverse tax consequences for the Borrower; provided that such mandatory prepayments shall be shared on a pro rata basis with the equivalent mandatory prepayment requirements under the TLB Backstop Facility (whether or not documented as a Combined Term Facility).

Any mandatory prepayments required under this paragraph will be applied as directed by the Borrower.

Optional Prepayment and Call Protection:

Subject to the Term Loan B Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facilities; provided that any voluntary prepayments of Term Loan B loans made in the first six months following the Closing Date in the event of a Repricing Transaction will be subject to a 1.00% prepayment premium.

“Repricing Transaction” means, in connection with a transaction the primary purpose of which is to prepay, refinance, substitute or replace the Term Loan B Facility or to amend the Term Loan B Facility to reduce the Yield (as defined in Exhibit C), (a) the

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prepayment, refinancing, substitution or replacement of all or a portion of the Term Loan B Facility with the incurrence of any long-term debt financing by the Borrower or any restricted subsidiaries having a Yield at the time of incurrence thereof that is less than the Yield of such Term Loan B loans at the time of such incurrence or (b) any amendment to the credit agreement that, directly or indirectly, reduces the Yield of the Term Loan B loans. No “Repricing Transaction” shall be deemed to occur in connection with any change of control, initial public offering or transformative investment or acquisition (each such term to be defined in a manner to be mutually agreed).

Documentation:	The definitive documentation for the Term Loan B Facility (the “Term Loan B Documentation”) will be drafted by counsel to Borrower, negotiated in good faith by Borrower and the Commitment Parties and will be based on the Existing Credit Agreement (and may be incurred as an incremental term loan under the Existing Credit Agreement), as in effect on the date of the Commitment Letter but after giving effect to the Specified Amendments, and solely with such other modifications thereto as are required to reflect (a) the terms and conditions set forth in this Exhibit D, (b) scheduled exceptions to the representations and warranties to be subject to the reasonable approval of the Term Loan B Lead Arrangers, except with respect to any exceptions scheduled to the Existing Credit Facilities or otherwise previously disclosed to the Commitment Parties) and (c) modifications to the Existing Credit Facilities to account for changes in law or accounting standards or to cure mistakes or defects (it being understood that if a modification of any provision in the definitive documentation is proposed pursuant to this clause (c), but the Borrower and the Term Loan B Lead Arrangers fail to mutually agree on any modification of such provision in the requisite time period to allow effectiveness on the Closing Date, such provision shall be in the form of the corresponding provision of the Existing Credit Facilities). The Term Loan B Documentation shall contain only those conditions to borrowing, mandatory prepayments, representations and warranties, affirmative and negative covenants and events of default set forth in this Exhibit D, which, subject to the preceding sentence, shall be substantially consistent with, but no less favorable to the Borrower in any respect than, the Existing Credit Facilities. In the event that the TLB Backstop Facility becomes effective, the Term Loan B Facility may be documented together with the TLB Backstop Facility as a Combined Term Facility (as defined in Exhibit C). The principles set forth in this paragraph are referred to as the “Term Loan B Documentation Principles.”

Conditions Precedent to	The availability of the borrowing under the Term Loan B Facilities
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Closing Date Borrowing:	on the Closing Date shall only be subject to the Limited Conditionality Provisions and the applicable conditions set forth in Exhibit H to the Commitment Letter.

Representations and Warranties:	Subject to the Term Loan B Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities, it being understood that the representations and warranties made on the Closing Date will cover the Target and its subsidiaries (in the case of “excluded subsidiaries” of the Target, only to the extent such representations and warranties cover the “excluded subsidiaries” of the Borrower) and the Acquisition and the other Transactions.

Affirmative Covenants:	Subject to the Term Loan B Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Negative Covenants:	Subject to the Term Loan B Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Financial Covenants:	The Term Loan B Facility will not be subject to any financial covenants.

Events of Default:	Subject to the Term Loan B Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities; provided that if documented as an incremental facility, the Term Loan B Facility will not have an Event of Default as a result of a breach of the financial covenant benefitting the Existing RC Facility lenders and the Existing TLA Facility lenders unless the lenders thereunder accelerate the maturity of the Existing RC Facility or Existing TLA Facility, as applicable, as a result of such breach.

Cost and Yield Protection:	Subject to the Term Loan B Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Assignments and Participation:	Subject to the Term Loan B Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Voting:	Subject to the Term Loan B Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.
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Expenses and Indemnification:	Subject to the Term Loan B Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Governing Law and Forum:	New York, including exclusive New York jurisdiction.

Counsel to Backstop Administrative Agent and Backstop Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Counsel to Borrower:	Sullivan & Cromwell LLP.
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CONFIDENTIAL	EXHIBIT E

Project Cobra

364-day Senior Unsecured Bridge Facility
Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit E shall have the meanings set forth in the Commitment Letter to which this Exhibit E is attached or the other Exhibits to the Commitment Letter.

Borrower:	Gartner, Inc., a Delaware corporation (the “Borrower”).

Lead Arrangers and Bookrunner:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), Goldman Sachs Bank USA (“Goldman Sachs”) and each other financial institution appointed as a lead arranger and/or bookrunner pursuant to the terms of the Commitment Letter (collectively, the “364-day Bridge Lead Arrangers”).

Administrative Agent:	JPMorgan Chase Bank will act as sole administrative agent (in such capacity, the “364-day Bridge Administrative Agent”).

Transactions:	As described in Exhibit A to the Commitment Letter.

Lenders:	JPMorgan Chase Bank (or one of its affiliates), Goldman Sachs and a syndicate of financial institutions and other lenders (the “364-day Bridge Lenders”) arranged by the 364-day Bridge Lead Arrangers as contemplated by the Commitment Letter.

Type and Amount of Facility:	A senior unsecured 364-day bridge loan facility (the “364-day Bridge Facility”) under which the 364-day Bridge Lenders will make senior increasing rate loans (the “364-day Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $300.0 million, less all reductions on or prior to the Closing Date pursuant to the “Mandatory Prepayment/Commitment Reductions” section below.

Purpose:	The proceeds of the 364-day Bridge Loans will be used to finance in part the Acquisition, the Debt Repayment and the Transaction Costs until such time that the Borrower completes a repatriation to the United States of cash held in certain foreign subsidiaries.

Availability:	The full amount of the 364-day Bridge Facility must be drawn in a single drawing on the Closing Date concurrently with the consummation of the Acquisition. Amounts repaid or prepaid under the 364-day Bridge Facility may not be reborrowed.
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Ranking:	The 364-day Bridge Loans will rank pari passu with other senior unsecured indebtedness of the Borrower.

Guarantees:	Substantially the same as and limited to those set forth in the Existing Credit Facilities. The Target and each of its material domestic subsidiaries that would be required to guarantee the Existing Credit Facilities will be required to become guarantors. The Borrower and the guarantors are collectively referred to as the “Loan Parties.”

Maturity:	The Bridge Loans will mature on the day that is 364 days after the Closing Date, and will not be subject to scheduled amortization prior to the final maturity thereof.

Interest Rates:

The Borrower may elect that the 364-day Bridge Loans bear interest at a rate per annum equal to (a) the Base Rate plus 175.0 basis points or (b) the Adjusted LIBO Rate plus 275.0 basis points. Such margins will increase by (a) 25.0 basis points 180 days after the Closing Date and (b) an additional 25.0 basis points each 90 days thereafter.

In no event shall the Adjusted LIBO Rate be less than zero or the Base Rate be less than the one-month Adjusted LIBO Rate plus 1.00% per annum.

The Borrower may select, in respect of Eurodollar loans, Interest Periods of one week or one, two, three or six months or such shorter or longer period as may be consented to by each 364-day Bridge Lender.

Interest will be payable in arrears (a) with respect to each Base Rate Loan, on the first business day of each calendar quarter during the term of such Base Rate Loan and (b) with respect to each Eurodollar Loan, on the last day of the applicable interest period relating thereto; provided that in the event that the interest period for a Eurodollar Loan shall be for a period in excess of three months, then interest shall also be payable on each three month anniversary of the commencement of such interest period.

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Duration Fees:	The Borrower shall pay duration fees for the account of each 364-day Bridge Lender in amounts equal to the percentage, determined in accordance with the grid below, of the aggregate principal amount of the 364-day Bridge Loans of such 364-day Bridge Lender outstanding at the close of business, New York City time, on each date set forth in the grid below.

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
25 bps	100 bps	100 bps

Default Rate:	Upon and during the continuance of any payment event of default or bankruptcy event of default, with respect to principal, the applicable interest rate plus 2.00% per annum and, with respect to any other amount, the interest rate applicable to the 364-day Bridge Loans that are Base Rate Loans plus 2.00% per annum.

Mandatory Prepayments/Commitment Reductions:

The Borrower shall prepay the 364-day Bridge Loans or, prior to the funding of the 364-day Bridge Facility on the Closing Date, the commitments in respect of the 364-day Bridge Facility shall automatically reduce, in an aggregate amount equal to:

(a)     100% of any net cash proceeds received by the Borrower as a distribution or dividend from any Foreign Subsidiary (as defined in the Existing Credit Facilities) of the Borrower (other than in the ordinary course), less the amount of taxes payable or reasonably estimated by the Borrower to be payable as a result of such repatriation (it being understood that this clause shall not apply to intercompany payments including repayment of receivables or intercompany debt); and

(b)     100% of the net cash proceeds received by the Borrower from any Specified Debt Incurrence or Specified Equity Issuance after the Closing Date; provided that (i) no such mandatory prepayments shall be required under this clause (b) with respect to the incurrence of any Specified Debt Incurrence constituting secured debt, (ii) no such mandatory prepayments shall be required under this clause (b) with respect to any debt or equity until such amounts are applied in satisfaction of the equivalent mandatory prepayment or commitment reduction requirements under the HY Bridge Facility (or such Facility is no longer outstanding), (iii) if the HY Bridge Facility is no longer outstanding or the equivalent mandatory prepayment or commitment

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reduction requirements with respect thereto have already been satisfied, the Borrower may, in its discretion, apply such proceeds pursuant to this clause (b) or any equivalent mandatory prepayment or commitment reduction requirements under the TLB Backstop Facility and Term Loan B Facility (or any combination of the foregoing) and (iv) no such mandatory prepayments shall be required under this clause (b) with respect to the proceeds from any offering of the Notes.

As used herein:

“Specified Debt Incurrence” means any issuance or incurrence of (a) the Notes, (b) any other debt securities (including debt securities convertible into equity and any equity-linked or hybrid debt-equity securities) of the Borrower or any of its restricted subsidiaries, in each case, whether pursuant to a public offering or in a Rule 144A or other private placement, (c) indebtedness under any loan or other credit facility (other than the 364-day Bridge Facility, the HY Bridge Facility, Backstop Facilities or Term Loan B Facility) of the Borrower or any of its restricted subsidiaries and (d) any other indebtedness for borrowed money of the Borrower or any of its restricted subsidiaries, in each case, other than (i) intercompany debt between the Borrower and its restricted subsidiaries, (ii) for the avoidance of doubt, indebtedness of the Borrower and its subsidiaries and other subsidiaries that are “excluded subsidiaries” under the Existing Credit Facility, including, after the Closing Date, (iii) borrowings under the Existing Credit Facilities (but not any incremental commitments thereunder effected after the date of the Commitment Letter), (iv) refinancings of any existing indebtedness of the Borrower, provided that such refinancing does not increase the aggregate outstanding amount thereof, other than by the amount of accrued and unpaid interest on the indebtedness being refinanced and the amount of any costs, fees and expenses incurred in connection therewith, (v) deferred purchase price obligations, (vi) ordinary course working capital facilities (other than any revolving credit facilities), (vii) ordinary course capital leases, purchase money and equipment financings, (viii) any Permitted Debt and (ix) any indebtedness of the Target and its subsidiaries incurred prior to the Closing Date permitted to be incurred and remain outstanding pursuant to the Acquisition Agreement.

“Specified Equity Issuance” means any issuance of common equity, preferred equity or other equity securities by the Borrower, whether pursuant to a public offering or in a Rule 144A or other private placement, other than (a) any equity securities issued pursuant to employee stock plans or other employee compensation plans, (b) equity securities issued as consideration in the Acquisition or in any other acquisition, (c) issuances of directors’ qualifying shares and/or

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other nominal amounts required to be held by persons (other than the Borrower or its subsidiaries under applicable law) by the Borrower or any of its subsidiaries or (d) issuances of Permitted Preferred Stock (as defined in the Existing Credit Facilities), in each case on or after the date of the Commitment Letter.

Optional Prepayment:	The 364-day Bridge Loans may be prepaid at any time, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty, subject to reimbursement of the Bridge Lenders’ breakage costs, upon not less than three (3) business days’ prior written notice, at the option of the Borrower.

Documentation:	The definitive documentation for the 364-day Bridge Facility (the “364-day Bridge Documentation”) will be drafted by counsel to Borrower, negotiated in good faith by Borrower and the Commitment Parties and will be based on the Existing Credit Agreement, as in effect on the date of the Commitment Letter but after giving effect to the Specified Amendments, and solely with such other modifications thereto as are required to reflect (a) the terms and conditions set forth in this Exhibit E, (b) the interim nature of the 364-day Bridge Facility and the fact that the 364-day Bridge Facility is an unsecured term loan facility, (c) the 364-day Bridge Administrative Agent’s customary agency and mechanical provisions, (d) scheduled exceptions to the representations and warranties to be subject to the reasonable approval of the 364-day Bridge Lead Arrangers, except with respect to any exceptions scheduled to the Existing Credit Facilities or otherwise previously disclosed to the Commitment Parties and (e) modifications to the Existing Credit Agreement that are mutually agreed to account for changes in law or accounting standards or to cure mistakes or defects (it being understood that if a modification of any provision in the definitive documentation is proposed pursuant to this clause (e), but the Borrower and the 364-day Bridge Lead Arrangers fail to mutually agree on any modification of such provision in the requisite time period to allow drawing on the Closing Date, such provision shall be in the form of the corresponding provision of the Existing Credit Agreement). The 364-day Bridge Documentation shall contain only those conditions to borrowing, mandatory prepayments, representations and warranties, affirmative, negative and financial covenants and events of default expressly set forth in this Exhibit E, which, subject to the preceding sentence, shall be substantially consistent with, but no less favorable to the Borrower in any respect than, the Existing Credit Agreement. The principles set forth in this paragraph are referred to as the “364-day Bridge Documentation Principles.”

Conditions Precedent to	The availability of the borrowing under the 364-day Bridge Facility on
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Borrowing:	the Closing Date shall only be subject to the Limited Conditionality Provisions and the applicable conditions set forth in Exhibit H to the Commitment Letter.

Representations and Warranties:	Subject to the 364-day Bridge Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Agreement, it being understood that the representations and warranties made on the Closing Date will cover the Target and its subsidiaries (in the case of “excluded subsidiaries” of the Target, only to the extent such representations and warranties cover the “excluded subsidiaries” of the Borrower) and the Acquisition and the other Transactions.

Affirmative Covenants:	Subject to the 364-day Bridge Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Agreement (as modified by the Specified Amendment).

Negative Covenants:	Subject to the 364-day Bridge Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Agreement (as modified by the Specified Amendment).

Financial Covenants:	Subject to the 364-day Bridge Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Agreement (as modified by the Specified Amendment).

Events of Default:	Subject to the 364-day Bridge Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Agreement.

Cost and Yield Protection:	Subject to the 364-day Bridge Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Agreement.

Assignments and Participation:	Subject to the 364-day Bridge Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Voting:	Subject to the 364-day Bridge Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Expenses and Indemnification:	Subject to the 364-day Bridge Documentation Principles and the Limited Conditionality Provisions, substantially the same as and
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limited to those set forth in the Existing Credit Facilities.

Governing Law and Forum:	New York, including exclusive New York jurisdiction.

Counsel to 364-day Bridge Administrative Agent and 364-day Bridge Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Counsel to Borrower:	Sullivan & Cromwell LLP.
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CONFIDENTIAL	EXHIBIT F

Project Cobra

HY Bridge Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit F shall have the meanings set forth in the Commitment Letter to which this Exhibit F is attached or the other Exhibits to the Commitment Letter.

Borrower:	Gartner, Inc., a Delaware corporation (the “Borrower”).

Lead Arrangers and Bookrunner:	Goldman Sachs Bank USA (“Goldman Sachs”) and JPMorgan Chase Bank, N.A. (“JPMorgan”) and each other financial institution appointed as a lead arranger and/or bookrunner pursuant to the terms of the Commitment Letter (collectively, the “HY Bridge Lead Arrangers”).

Administrative Agent:	Goldman Sachs will act as sole administrative agent (in such capacity, the “HY Bridge Administrative Agent” and, together with the Existing Credit Facilities Administrative Agent, the Backstop Administrative Agent, the Term Loan B Administrative Agent, the 364-day Bridge Administrative Agent, the “Administrative Agents” and each, an “Administrative Agent”).

Transactions:	As described in Exhibit A to the Commitment Letter.

Lenders:	Goldman Sachs, JPMorgan (or one of its affiliates), and a syndicate of financial institutions and other lenders (the “HY Bridge Lenders”) arranged by the HY Bridge Lead Arrangers as contemplated by the Commitment Letter.

Type and Amount of Facility:	A senior unsecured high yield bridge loan facility (the “HY Bridge Facility”) in an aggregate principal amount of up to $600.0 million; provided that such principal amount will be reduced by the aggregate principal amount of Notes (or other Specified Debt Incurrence or any Specified Equity Issuance) which are funded into escrow prior to the Closing Date (if any) or as otherwise agreed by the HY Bridge Lead Arrangers (it being understood that (a) the first $600.0 million of principal amount of Notes issued prior to the Closing Date shall reduce the HY Bridge Facility before reducing any other Facility and (b) any such issuance of Notes (or other Specified Debt Incurrence or any Specified Equity Issuance) prior to the Closing Date shall be issued (or deemed issued) into escrow) or that are funded on the Closing Date.

Purpose:	The proceeds of the loans under the HY Bridge Facility will be used to finance in part the Acquisition, the Debt Repayment and the
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Transaction Costs.

Availability:	The full amount of the HY Bridge Facility will be made available on the Closing Date.

Ranking:	The loans under the HY Bridge Facility (the “HY Bridge Loans”) will rank pari passu with other senior unsecured indebtedness of the Borrower.

Guarantees:	Substantially the same as and limited to those set forth in the Existing Credit Facility. The Target and each of its material domestic subsidiaries that would be required to guarantee the Existing Credit Facility will be required to become guarantors. The Borrower and the guarantors are collectively referred to as the “Loan Parties.”

Maturity/Exchange:

The HY Bridge Loans will initially mature on the first anniversary of the Closing Date (the “Initial HY Maturity Date”), with such maturity to be extended as provided below. If any of the HY Bridge Loans have not been previously repaid in full on or prior to the Initial HY Maturity Date and no bankruptcy (with respect to the Borrower) event of default then exists, such HY Bridge Loans shall automatically be extended to the eighth anniversary of the Closing Date (the “Extended Term Loans”). The Lenders in respect of such Extended Term Loans will have the option at any time or from time to time after the Initial HY Maturity Date to receive Exchange Notes (the “Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth in the term sheet attached hereto as Exhibit G; provided that a Lender may not elect to exchange its outstanding Extended Term Loans for Exchange Notes unless the conditions set forth in Exhibit G under “Principal Amount” have been satisfied.

The HY Bridge Loans, the Extended Term Loans and the Exchange Notes shall rank pari passu for all purposes.

Interest Rates:	Prior to the Initial HY Maturity Date, the Borrower may elect that the HY Bridge Loans bear interest at a rate per annum equal to (a) the Base Rate (as defined in Exhibit D hereto) plus 3.50% (the “Initial Margin”) or (b) the Adjusted LIBO Rate (as defined in Exhibit D hereto) plus 4.50%. Such margins will increase by 50.0 basis points every 90 days after the Closing Date. At no time shall the interest rate in effect on the HY Bridge Loans exceed the Total Cap (as defined in the Arranger Fee Letter).

Upon the occurrence of a Demand Failure Event (as defined in the Arranger Fee Letter), the outstanding HY Bridge Loans shall
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automatically begin to bear interest at the Total Cap.

In no event shall the Adjusted LIBO Rate be less than 1.00% or the Base Rate be less than the one-month Adjusted LIBO Rate plus 1.00% per annum.

The Borrower may select, in respect of Eurodollar loans, Interest Periods of one week or one, two or three months or such shorter or longer period as may be consented to by each HY Bridge Lender.

Interest will be payable in arrears (a) with respect to each Base Rate Loan, on the first business day of each calendar quarter during the term of such Base Rate Loan and (b) with respect to each Eurodollar Loan, on the last day of the applicable interest period relating thereto; provided that in the event that the interest period for a Eurodollar Loan shall be for a period in excess of three months, then interest shall also be payable on each three month anniversary of the commencement of such interest period.

Mandatory Prepayments:	Subject to the HY Documentation Principles, substantially the same as those set forth in the Existing Credit Facilities and including mandatory prepayments for the following:

(a) 100% of the net cash proceeds received by the Borrower from any Specified Debt Incurrence after the Closing Date; provided that no such mandatory prepayments shall be required under this clause (a) until the first anniversary of the Closing Date with respect to any Specified Debt Incurrence constituting secured debt; and

(b) 100% of the net cash proceeds received by the Borrower from any Specified Equity Issuance after the Closing Date.

Optional Prepayment:	The HY Bridge Loans may be prepaid at any time, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty upon not less than three (3) business days’ prior written notice, at the option of the Borrower.

Documentation:	The definitive documentation for the HY Bridge Facility (the “HY Bridge Documentation) will be drafted by counsel to Borrower, negotiated in good faith by Borrower and the Commitment Parties and will be based on the Existing Credit Agreement, as in effect on the date of the Commitment Letter but after giving effect to the Specified Amendment and solely with such other modifications thereto as are required to reflect (a) the terms and conditions set forth in this Exhibit F, (b) the interim nature of the HY Bridge Facility and the fact

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that the HY Bridge Facility is an unsecured term loan facility, (c) the HY Bridge Administrative Agent’s customary agency and mechanical provisions, (d) scheduled exceptions to the representations and warranties to be subject to the reasonable approval of the HY Bridge Lead Arrangers, except with respect to any exceptions scheduled to the Existing Credit Facilities and (e) such modifications as may be appropriate to reflect the differences between the Existing Credit Facility and a high-yield bridge. The HY Bridge Documentation shall contain only those conditions to borrowing, mandatory prepayments, representations and warranties, affirmative and negative covenants and events of default expressly set forth in this Exhibit F, which, subject to the preceding sentence, shall be substantially consistent with those included in customary “high-yield” bridge financings of this type, including customary incurrence-based negative covenants and not including any financial maintenance covenants. The principles set forth in this paragraph are referred to as the “HY Bridge Documentation Principles.”

Conditions Precedent to Borrowing:	The availability of the borrowing under the HY Bridge Facility on the Closing Date shall only be subject to the Limited Conditionality Provisions and the applicable conditions set forth in Exhibit H to the Commitment Letter.

Representations and Warranties:	Subject to the HY Bridge Documentation Principles and the Limited Conditionality Provisions, substantially consistent with customary “high-yield” bridge financings of this type, it being understood that the representations and warranties made on the Closing Date will cover the Target and its subsidiaries (in the case of “excluded subsidiaries” of the Target, only to the extent such representations and warranties cover the “excluded subsidiaries” of the Borrower) and the Acquisition and the other Transactions.

Covenants:	Subject to the HY Bridge Documentation Principles and the Limited Conditionality Provisions, the HY Bridge Facility will contain such affirmative and incurrence-based negative covenants as are usual and customary for “high-yield” bridge financings of this type, subject to (i) modifications to reflect current market conditions and other modifications to be mutually agreed and (ii) it being understood and agreed that prior to the Initial HY Maturity Date, certain covenants of the HY Bridge Loans may be more restrictive than those of the Extended Term Loans and the Exchange Notes, as reasonably agreed by the HY Bridge Lead Arrangers and the Borrower. The HY Bridge Facility will not include any financial covenants.

Events of Default:	Usual for facilities and transactions of this type, and others as reasonably agreed by the HY Bridge Lead Arrangers and the
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Borrower. Following the Initial HY Maturity Date, the events of default relevant to the HY Bridge Loans will automatically be modified so as to be consistent with the Exchange Notes.

Cost and Yield Protection:	Subject to the HY Bridge Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Assignments and Participation:	Subject to the HY Bridge Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Voting:	Subject to the HY Bridge Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Expenses and Indemnification:	Subject to the HY Bridge Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Facilities.

Governing Law and Forum:	New York, including exclusive New York jurisdiction.

Counsel to HY Bridge Administrative Agent and HY Bridge Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Counsel to Borrower:	Sullivan & Cromwell LLP.
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CONFIDENTIAL	EXHIBIT G

Project Cobra

Exchange Notes and Extended Term Loans

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit G shall have the meanings set forth in the Commitment Letter to which this Exhibit G is attached or the other Exhibits to the Commitment Letter.

Issuer:	Gartner, Inc., a Delaware corporation (the “Issuer”).

Guarantors:	Same as the HY Bridge Loans. The guarantees shall rank pari passu with all senior unsecured indebtedness and shall rank senior to all subordinated indebtedness of such Guarantors.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Initial HY Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged, and any accrued interest then not due will be carried over. In the case of the initial exchange by Lenders, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes shall not be less than $100.0 million.

Maturity:	The Exchange Notes and Extended Term Loans will mature on the eighth anniversary of the Closing Date.

Interest Rate:	The Exchange Notes and Extended Term Loans will bear interest at a fixed rate equal to the Total Cap (as defined in the Arranger Fee Letter).

Equity Clawback:	Exchange Notes and Extended Term Loans will be subject to an equity clawback of up to 40% of the outstanding value until the third anniversary of the Closing Date.

Optional Redemption:	In the case of Exchange Notes held by a HY Bridge Lender or any affiliate thereof (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third parties (the “Asset Management Affiliates”) and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities (“Repurchased Securities”)), the Issuer may redeem such Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof.

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Exchange Notes held by any party that is not an HY Bridge Lender or an affiliate thereof (other than Asset Management Affiliates and other than with respect to Repurchased Securities) will be non-callable until the third anniversary of the Closing Date, Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to three quarters of the coupon on such Exchange Note, which premium will decline ratably on each yearly anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Exchange Notes.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Mandatory Offer to Purchase:

The Issuer will be required to offer to repurchase the Exchange Notes and repay the Extended Term Loans upon the occurrence of a change of control (as defined in the HY Bridge Documentation Principles) (which offer shall be at 101% of the principal amount of such Exchange Notes or the Extended Term Loans, as applicable, in each case plus accrued and unpaid interest).

The Issuer will also be required to offer to repurchase the Exchange Notes and repay the Extended Term Loans upon the sale of certain assets (which offer shall be at par plus accrued and unpaid interest to the repurchase date).

HY Bridge Rollover Fee:	If and to the extent the HY Bridge Loans are made, to the Commitment Parties, a HY Bridge Rollover Fee shall be payable in an amount equal to 1.50% of the principal amount of the HY Bridge Loans outstanding on the Initial HY Maturity Date, which shall be earned and due and payable on the Initial HY Maturity Date.

Registration Rights:	The Exchange Notes and Extended Term Loans shall be subject to registration rights. Holders of the Exchange Notes and Extended Term Loans will be subject to transfer restrictions under securities laws.

Covenants:	Subject to the HY Bridge Documentation Principles and customary for high-yield senior debt offerings, subject to modifications to reflect current market conditions and other changes to be mutually agreed.

Events of Default:	Subject to the HY Bridge Documentation Principles and customary for high-yield senior debt offerings, subject to modifications to reflect current market conditions and other changes to be mutually agreed.
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Governing Law and Forum:	New York, including exclusive New York jurisdiction.

Counsel to Issuer:	Sullivan & Cromwell LLP.
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CONFIDENTIAL	EXHIBIT H

Project Cobra

Conditions Precedent to Closing

Subject to the Limited Conditionality Provisions and the Documentation Principles in all respects, the initial extensions of credit under the Facilities will be subject to the satisfaction (or waiver by the Lead Arrangers) of solely the following conditions:

1.          The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities shall be consummated, in accordance with the Acquisition Agreement in all material respects, and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified (including any consent thereunder) in a manner materially adverse to the Lenders or the Lead Arrangers without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that (a) any increase in the purchase price shall not be deemed to be materially adverse to the Lenders or the Lead Arrangers if it is paid for solely by an increase in the equity component of the purchase price, (b) any decrease in the purchase price in an amount up to 10% of the aggregate purchase price shall be deemed not materially adverse to the Lenders or the Lead Arrangers (it being understood that a change after the date hereof in the market value of the equity or stock component of the consideration to be provided by the Borrower under the Acquisition Agreement shall not be deemed a decrease in the purchase price thereunder), provided that such decrease in the purchase price is allocated to reduce, on a dollar-for-dollar basis, the amount of the 364-day Bridge Facility and (c) any amendment to the definition of “Company Material Adverse Effect” set forth in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders and the Lead Arrangers.

2.          The Debt Repayment shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities shall be consummated.

3.          All fees of the Commitment Parties and the Administrative Agents payable on or prior to the Closing Date pursuant to the Fee Letters, all fees owed to the Lenders pursuant to the Fee Letters and all expenses of the Commitment Parties required to be paid or reimbursed on the Closing Date pursuant to the Commitment Letter (to the extent, in the case of such expenses, invoiced at least three business days prior to the Closing Date, except as otherwise agreed by the Borrower) shall have been paid, in each case, at the Borrower’s option, from the proceeds of the initial funding under the relevant Facility.

4.          The Lead Arrangers shall have received (a) audited consolidated financial statements of the Target and its subsidiaries for the three most recent fiscal years ended at least 60 days before the Closing Date, provided that the Lead Arrangers acknowledge that they have received the audited consolidated financial statements for the fiscal years ended December 31, 2013, 2014 and 2015, and (b) unaudited consolidated financial statements of the Target and its subsidiaries for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and at least 45 days before the Closing Date (and, in the case of each of clauses (a) and (b), such financial statements shall be prepared in conformity with U.S. GAAP); provided that such financial statements specified in

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clause (b) shall be subject to year-end adjustments and absence of footnotes and provided further that the Lead Arrangers acknowledge that the financial statements delivered and prepared by the Target with respect to the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 have been received.

5.          The Lead Arrangers shall have received (a) audited consolidated financial statements for the Borrower and its subsidiaries for the three most recent fiscal years ended at least 60 days before the Closing Date, provided that the Lead Arrangers acknowledge that they have received the audited consolidated financial statements for the fiscal years ended December 31, 2013, 2014 and 2015, and (b) unaudited consolidated financial statements for the Borrower and its subsidiaries for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and at least 45 days before the Closing Date (and, in the case of each of clauses (a) and (b), such financial statements shall be prepared in conformity with U.S. GAAP); provided that such financial statements specified in clause (b) shall be subject to year-end adjustments and absence of footnotes and provided further that the Lead Arrangers acknowledge that the financial statements delivered and prepared by you with respect to the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 have been received.

6.          An unaudited pro forma consolidated balance sheet as of the end of the most recent fiscal quarter provided pursuant to clause (a) or (b) of paragraph 4 above and pro forma consolidated income statements of the Borrower and its subsidiaries (after giving effect to the Transactions) for each of (i) the most recent fiscal year for which audited consolidated financial statements are provided pursuant to clause (a) above and (ii) the interim period, if any, since the date of such audited financial statements through the most recent quarterly unaudited consolidated financial statements provided pursuant to clause (b) above and the corresponding interim period of the precedent fiscal year (if any), in each case, presented in all material respects in accordance with Article 11 of Regulation S-X.

7.          Except as set forth in the Filed Company SEC Documents (as defined in the Acquisition Agreement as in effect on the date of the Commitment Letter) (excluding any disclosures in the Filed Company SEC Documents in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or in the Company Disclosure Letter (as defined in the Acquisition Agreement as in effect on the date of the Commitment Letter), from January 1, 2016 to the date of the Acquisition Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date of the Commitment Letter). Since the date of the Acquisition Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect, as defined in the Acquisition Agreement (as in effect on the date of the Commitment Letter). The interpretation of the definition of Company Material Adverse Effect and the determination of whether or not a Company Material Adverse Effect has occurred shall be construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within said state, regardless of the laws that might otherwise govern under any applicable contract of laws principles.

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8.          The Specified Representations shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct after giving effect to such materiality qualifier).

9.          The Acquisition Agreement Representations shall be true and correct in all material respects to the extent required under the Limited Conditionality Provisions.

10.        The 364-day Bridge Documentation, in the case of the 364-day Bridge Facility, the Backstop Documentation, in the case of the Backstop Facilities, the Term Loan B Documentation, in the case of the Term Loan B Facility, and the HY Bridge Documentation, in the case of the HY Bridge Facility, shall have been executed and delivered by the Loan Parties. Subject to the Limited Conditionality Provisions, the guarantees and the security documents required to satisfy the requirements described under the “Guarantees” and, in respect of the Facilities, “Security” headings set forth in the applicable Term Sheet shall have been executed and delivered by the Loan Parties.

11.        Subject to the Limited Conditionality Provisions, the Lead Arrangers shall have received the following (the “Closing Deliverables”): (a) customary legal opinions, (b) customary evidence of authority, (c) customary closing officer’s certificates (including a certification of the aggregate amount of the reductions in the commitments in respect of the 364-day Bridge Facility occurring pursuant to the “Mandatory Prepayments/Commitment Reductions” section in Exhibit E to the Commitment Letter, together with a reasonably detailed calculation thereof), (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Loan Parties, (e) a solvency certificate substantially in the form set forth in Exhibit I and (f) a customary borrowing notice.

12.        To the extent requested at least 10 business days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act, at least three business days prior to the Closing Date.

13.        (a) The Borrower shall have engaged one or more Investment Banks (as defined in the Arranger Fee Letter) and shall have provided the Investment Banks with a preliminary offering memorandum relating to offering of the Notes by the Borrower in a form customary for offerings of high yield debt securities under Rule 144A (other than a “description of notes” (provided that the Borrower shall have used good faith efforts to finalize the “description of notes”)) and including all information as would be customary in a preliminary offering memorandum for an offering of high-yield debt securities under Rule 144A, including discussion of the Borrower and the Target, financial statements, pro forma financial statements and such other data that would enable the Investment Banks to obtain customary comfort letters (including customary negative assurance comfort) from the Borrower’s and the Target Business’s independent public accountants (which, for the avoidance of doubt, shall not include financial statements required by Rule 3-10 or Rule 3-16 of Regulation S-X, information regarding executive compensation (including under Rule 402(b) of Regulation S-K) or other information customarily excluded from a Rule 144A offering memorandum) and (b) the

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Investment Banks shall have been afforded a period of at least 15 consecutive business days commencing upon the date of the delivery of the offering memorandum described in clause (a) above to seek to offer and sell or privately place the Notes (it being understood that (i) at all times during the Marketing Period the financial information in the preliminary offering memorandum shall be in compliance in all material respects with all requirements of Regulation S-K and Regulation S-X as they would be applied to the offering memorandum as if it were a prospectus under the Securities Act of 1933, as amended, and (ii) none of the information (other than the financial information) included in the offering memorandum shall at any time during the Marketing Period contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made) (the “Notes Marketing Period”); provided that (a) such 15 consecutive business day period shall exclude January 16, 2017, February 20, 2017, April 14, 2017, May 29, 2017 and July 4, 2017 and (b) if the Borrower in good faith reasonably believes that it has delivered the preliminary offering memoranda required by this paragraph 13, it may deliver to the Investment Banks written notice to that effect (stating when it believes it completed the applicable delivery), in which case such preliminary offering memoranda shall be deemed to have been delivered on the date of the applicable notice unless the Borrower receives written objection from the Investment Banks within five business days after the date such notice is received. If the Borrower receives such written objection and the Borrower in good faith reasonably believes that it has remedied any deficiencies in the preliminary offering memorandum set out in such objection, it may deliver to the Investment Banks written notice to that effect (stating when it believes it completed the applicable subsequent delivery), in which case such preliminary offering memorandum shall be deemed to have been delivered on the date of such subsequent notice, unless the Investment Banks deliver a subsequent written objection within five business days after the date such subsequent notice is received.

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CONFIDENTIAL	EXHIBIT I

Project Cobra
Solvency Certificate

Pursuant to Section [•] of the Credit Agreement, dated [•], 2017, among Gartner, Inc. (the “Borrower”), the Lenders from time to time party thereto and [•], as administrative agent, the undersigned hereby certifies, solely in such undersigned’s capacity as [Chief Financial Officer] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions (as defined in the Credit Agreement), and after giving effect to the application of the proceeds of such indebtedness under such Transactions:

(a)	The amount of the fair saleable value of the assets of the Borrower and its Restricted Subsidiaries on a consolidated basis exceeds:

(i)	the value of all liabilities of the Borrower and its Restricted Subsidiaries (on a consolidated basis), including contingent and other liabilities, as generally determined in accordance with applicable United States federal laws governing determinations of the insolvency of debtors; and

(ii)	the amount that will be required to pay the probable liabilities of the Borrower and its Restricted Subsidiaries on its existing debts (including contingent liabilities) as such debts become absolute and matured;

(b)	The Borrower and its Restricted Subsidiaries (on a consolidated basis) do not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and

(c)	The Borrower and its Restricted Subsidiaries (on a consolidated basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

For purposes of this Certificate, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their liabilities, including contingent and other liabilities, as they mature” means that the Borrower and its Restricted Subsidiaries will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Restricted Subsidiaries after consummation of the Transactions.

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